Exhibit 4.3

NEWMARK 401(K) PLAN
(Effective November 1, 2020)

NEWMARK 401(K) PLAN
TABLE OF CONTENTS
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NEWMARK 401(K) PLAN
BACKGROUND
Newmark Group, Inc. (the “Company”) has established and maintains the Newmark 401(k) Plan (the “Plan”) for the benefit of certain employees of the Company and its Affiliates that adopt the Plan. The Plan is designed to provide benefits to the Company’s Employees and the Employees of Affiliates that adopt the Plan in recognition of their contributions to the successful operation of the Company and such adopting Affiliates.
On November 1, 2020, the Plan was established as a spin-off from and continuation of the BGC Partners, Inc. Deferral Plan for Employees of BGC Partners, Inc., Cantor Fitzgerald, L.P., and their Affiliates (previously the eSpeed, Inc. Deferral Plan for Employees of Cantor Fitzgerald, L.P. and its Affiliates) (the “Prior Plan”).
The Company intends that the Plan meet all applicable requirements of Code Section 401(a) and that the Trust maintained with respect thereto be tax exempt under Code Section 501(a).
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ARTICLE I.

DEFINITIONS
The following terms shall have the following meanings for purposes of this Plan and any amendments thereto:
1.1.Account. On any date of determination, the value of a Participant’s share of the Trust Fund, and consisting of the following subaccounts, which may be further divided into additional subaccounts as determined necessary by the Administrative Committee:
(a)Pre-Tax Deferral Account: The portion of the Participant’s Account derived from Basic Contributions under Section 3.3 and Catch-up Contributions under Section 3.18, and any earnings or losses thereon.
(b)Roth Contribution Account: The portion of the Participant’s Account derived from Roth Contributions under Section 3.4 and any earnings or losses thereon.
(c)After-Tax Account: The portion of the Participant’s Account derived from After-Tax Contributions, and any earnings or losses thereon.
(d)Rollover Account: The portion of the Participant’s Account derived from amounts transferred to the Trust Fund under Section 3.6, and any earnings or losses thereon.
(e)Matching Contributions Account: The portion of the Participant’s Account derived from Matching Contributions.
1.2.Account Balance. The value of an Account determined as of any Valuation
Date.
1.3.Administrative Committee. The person or persons appointed pursuant to, and having the responsibilities specified in, Sections 10.1 and 10.2 of the Plan.
1.4.Affiliate. Any corporation, partnership or other entity (other than the Company) that is:
(a)a member of a “controlled group of corporations” (as Code Section 414(b) defines that term) of which the Company is a member;
(b)a member of any trade or business under “common control” (as Code Section 414(c) defines that term) with the Company;
(c)a member of an “affiliated service group” (as Code Section 414(m) defines that term) that includes the Company;

(d)a “leasing organization” that “leases” (as Code Section 414(n) defines those terms) its employees to the Company and that otherwise satisfies the requirements of Code Sections 414(n)(l) through (4) and that employees who are so leased to the Company are not covered by a retirement plan described in Code Section 414(n)(5) and/or if covered by a retirement plan described in Code Section 414(n)(5), constitute more than 20% of the Company’s non-highly compensated workforce within the meaning of Code Section 414(n)(5)(C)(ii); or
(e)an entity required to be aggregated with the Company pursuant to regulations under Code Section 414(o).
1.5.After-Tax Contributions. Any contribution a Participant elects to have contributed to the Plan on an after-tax basis under Sections 3.5 of the Plan.
1.6.After-Tax Election. The election by a Participant to have part of his Compensation be contributed to the Plan as an After-Tax Contribution in accordance with Section 3.5.
1.7.Annual Additions. The sum for any Limitation Year of (i) employer contributions, (ii) employee contributions, (iii) forfeitures and (iv) amounts described in Code Sections 415(1)(1) and 419A(d)(2), which are allocated to the account of a Participant under the terms of a plan subject to Code Section 415. “Annual Additions” shall include excess contributions as defined in Code Section 40 l(k)(8)(B), excess aggregate contributions as defined in Code Section 401(m)(6)(B) and excess deferrals as described in Code Section 402(g), regardless of whether such amounts are distributed or forfeited. “Annual Additions” shall not include contributions made under Section 3.6.
1.8.Basic Contributions. Any contribution made on behalf of a Participant pursuant to Section 3.3 of the Plan that is not includible in the Participant’s gross income at the time deferred.
1.9.Beneficiary. Any person, trust, estate, or charitable organization designated or deemed designated by a Participant to receive any payment of Plan benefits due after the Participant’s death. A “Primary Beneficiary” means an individual who is named as a Beneficiary hereunder and has an unconditional right to all or a portion of the Participant’s Account Balance under the Plan.
1.10.Benefit Commencement Date. The first day on which all events have occurred that entitle a Participant or a Beneficiary to receive payment of his or her benefit under the Plan.
1.11.Catch-Up Contributions. Any contribution made on behalf of a Participant pursuant to Section 3.18 of the Plan that is not includible in the Participant’s gross income at the time deferred.
1.12.Client-Site Agreement. A real estate and facilities management agreement between an Employer and a client of the Employer that requires the client to reimburse the

Employer for expenses of providing personnel under the agreement, if the expense structure on which such reimbursement amount is based includes an allowance for Matching Contributions for Client- Site Participants. The Client-Site Agreements, and their respective Matching Contribution formulas, are listed in Appendix B.
1.13.Client-Site Compensation. A Participant’s Compensation paid for a period when a Participant is a Client-Site Participant.
1.14.Client-Site Participant. An Eligible Employee who primarily performs services under a Client-Site Agreement.
1.15.Code. The Internal Revenue Code of 1986, as amended from time to time. Reference to a specific provision of the Code shall include such provision and any valid regulation promulgated thereunder.
1.16.Collective Bargaining Agreement. A collective bargaining agreement between an Employer and employee representatives, provided retirement benefits were the subject of good faith bargaining. For this purpose, the term “employee representatives” does not include any organization more than half of whose members are Employees who are owners, officers or executives of an Employer
1.17.Collective Bargaining Unit. A unit of Employees recognized by an Employer for purposes of negotiating a Collective Bargaining Agreement between the Employer and a recognized employee representative. For purposes of the Plan, a Collective Bargaining Unit shall not exist until the effective date of the first Collective Bargaining Agreement reached through good faith bargaining
1.18.Company. Newmark Group, Inc. and any successor thereto.
1.19.Compensation. Section 415 Compensation, exclusive of amounts contributed to or the value of benefits under any other deferred compensation, employee benefit or fringe benefit program or plan or any other extraneous form of compensation. For a Participant’s initial year of participation, the Plan shall recognize Compensation paid to the Participant by an Employer during the entire Plan Year. The determination of Compensation shall be in accordance with records maintained by the Employer and shall be conclusive.
1.20.Disability. A condition that renders a Participant disabled, as a result of sickness or injury, to the extent he or she is prevented from engaging in any substantial gainful activity, and is eligible for and receives a disability benefit under Title II of the Federal Social Security Act.
1.21.Earned Income. The net earnings from self-employment in the trade or business with respect to which the Plan is established, and for which the personal services of the individual are a material income-producing factor. Net earnings will be determined without regard to items not included in gross income and the deductions allocable to such items. Net earnings are reduced by contributions to a qualified plan to the extent deductible under Code

Section 404. Net earnings shall be determined with regard to the deduction allowed to the employer by Code Section 164(f). Contributions to the Plan on behalf of an Owner-Employee may be made only with respect to the Earned Income of such Owner-Employee which is derived from the trade or business with respect to which the Plan is established.
1.22.Eligible Employee. Any Employee of an Employer, including any Self- Employed Individual who is considered a partner of an Employer, other than (i) a nonresident alien who receives no earned income from an Employer that constitutes income from sources within the United States; (ii) an employee who is a member of a Collective Bargaining Unit, unless the Collective Bargaining Agreement specifically provides for participation in the Plan; (iii) INTENTIONALLY OMITTED; and (iv) interns. Notwithstanding the foregoing, an intern shall be an Eligible Employee if he or she completes 1,000 Hours of Service, as determined under Department of Labor Regulation § 2530.200b-2, during the 12-month period beginning on his first date of hire or any Plan Year thereafter, unless he or she is otherwise excluded in this Section.
1.23.Employee. Any person who is engaged in rendering personal services under the direction or control of an Employer, including Self-Employed Individuals who are considered partners of an Employer.
No person whom the Employer classifies as a “leased employee” or an independent contractor shall be eligible to participate in this Plan, regardless of any later or retroactive reclassification of the individual’s employment status. Self-Employed Individuals who are considered partners of an Employer shall not be treated as independent contractors for purposes of the Plan. A “leased employee” shall mean any person who is not an Employee but who provides services to an Employer if:
(a)such person provides the services pursuant to an agreement between the Employer and any leasing organization;
(b)such person has performed services for the Employer (or for the Employer and any related person within the meaning of Code Section 414(n)(6)) on a substantially full-time basis for a period of at least one (1) year; and
(c)the person performs such services under the primary direction or control of the Employer.
Except as provided below, the Plan shall treat a “leased employee” as an employee of an Employer only for nondiscrimination testing and other purposes specified in Code Section 414(n). However, contributions or benefits provided by the leasing organization, which are attributable to services performed for the Employer, shall be treated as provided by the Employer. The Plan shall not treat a “leased employee” as an employee if such “leased employee” is covered by a money purchase pension plan of the leasing organization, and the number of leased employees does not constitute more than twenty percent (20%) of the Employer’s “non-highly compensated work force” as defined by Code Section 414(n)(5)(C). The money purchase pension plan of the leasing organization must provide benefits equal to or greater than: (i) a non-integrated employer contribution rate of at least ten percent (10%) of compensation, (ii) immediate participation, and (iii) full and immediate vesting.
1.24.Employer. The Company and each Affiliate that adopts, and has not terminated participation or withdrawn from, the Plan in accordance with Section 14.10.
1.25.Employment. An Employee’s employment with an Employer.
1.26.Entry Date. The first day of the calendar month coincident with or next following the date the Eligible Employee meets the requirements of Section 2.1.
1.27.ERISA. The Employee Retirement Income Security Act of 1974, as amended from time to time. Reference to a specific provision of ERISA shall include such provision and any valid regulation promulgated thereunder.
1.28.Highly Compensated Employee or HCE. An individual described in Code Section 414(q) including both Highly Compensated active Employees and Highly Compensated former Employees. A Highly Compensated active Employee is an Employee who performs services for the Company or an Affiliate and who was a 5% owner as defined in Code § 416(i)(l) at any time during the Plan Year or the preceding Plan Year or who received Compensation in excess of $130,000 (as indexed) in the preceding Plan Year and was a member of the top-paid group consisting of the top 20 percent of Employees when ranked on the basis of Compensation paid for such preceding year.
A Highly Compensated former Employee includes any Employee who separated from service (or was deemed to have separated) before the determination year, performs no service for the Company or an Affiliate during the determination year, and was a Highly Compensated active Employee for either the determination year during which he or she separated from service (or was deemed to have separated) or any determination year ending on or after the Employee’s 55th birthday.
The determination of who is a Highly Compensated Employee, including the determination of the number and identity of the Employees in the top-paid group, and the compensation that is considered, will be made in accordance with Treasury Regulation Section 1.414(q)-1T.
1.29.Hours of Service.
(a)Each hour for which an Employee is directly or indirectly paid or entitled to payment by an Employer for the performance of duties;
(b)Each hour for which an Employee is directly or indirectly paid, or entitled to payment, by an Employer for reasons (such as vacation, sickness, disability, or similar leave of absence) other than for the performance of duties, and for military leaves, maternity/paternity leaves or leaves for jury duty; and

(c)Each hour for which back pay, irrespective of mitigation of damages, has been either awarded or agreed to by an Employer provided that the same Hours of Service shall not be credited under this Section (c) and Sections (a) or (b) above, as the case may be.
(d)An Employee shall also be credited with one Hour of Service for each hour that would normally have been credited to the Employee but during which such Employee is absent from work for any period (i) by reason of the Employee’s pregnancy, (ii) by reason of the birth of the Employee’s child, (iii) by reason of the placement of a child with such Employee in connection with an adoption of such child by the Employee or (iv) for purposes of caring for a child for a period beginning immediately following birth or placement, provided that an Employee shall be credited with no more than 501 Hours of Service on account of any single continuous period of absence by reason of any such pregnancy, birth or placement and provided further that Hours of Service credited to an individual on account of such a period of absence shall be credited only for the Plan Year in which such absence begins if an Employee would otherwise fail to be credited with 501 or more Hours of Service in such Plan Year or, in any other case, in the immediately following Plan Year.
Hours of Service computed hereunder shall be computed in accordance with Section 2530.200b-2 (b) and (c) of the Department of Labor Regulations, which is incorporated herein by reference. In no event shall more than 501 Hours of Service be credited for any one continuous period of absence during or for which the employee receives payment for nonperformance of duties whether or not such period occurs in a single computation period.
1.30.Investment Fund. An investment fund established or selected by the Company or the Administrative Committee pursuant to Section 10.3. The Investment Funds will include both regular investments made by the Administrative Committee on behalf of Participants who have not directed investments pursuant to Section 10.3 as well as investments made by the Trustee in accordance with Participants’ investment instructions.
1.31.Investment Manager. Any person appointed by the Administrative Committee to serve as an investment manager in accordance with Section 10.8 of the Plan.
1.32.Limitation Year. The consecutive twelve-month period commencing on each January 1 and ending on the next following December 31.
1.33.Matching Contributions. Matching contributions made (i) pursuant to Section 3.19 or (ii) pursuant to the terms of the Plan as in effect for Plan Years prior to 2007.
1.34.Non-Highly Compensated Employee or NHCE. An Employee who is not a Highly Compensated Employee.
1.35.Normal Retirement Date and Normal Retirement Age. The first day of the month coincident with or immediately following a Participant’s attainment of Normal Retirement

Age. A Participant’s Normal Retirement Age will be the later of the date on which a Participant attains age fifty-nine and one-half (59-1/2) years or completes five Years of Service.
1.36.Owner-Employee. An “owner-employee” within the meaning of Section 401(c)(3).
1.37.Participant. An Eligible Employee who has commenced, but not terminated, participation in the Plan pursuant to the provisions of Article II of the Plan.
1.38.Participating Employer. A corporation or other entity that (a) is not an Affiliate, (b) has adopted this Plan for its employees in accordance with Section 15.1, and (c) has not terminated its participation or withdrawn from the Plan in accordance with Section 15.6.
1.39.Period of Service. The period beginning on the date the Employee first performs an Hour of Service and ending on the date a Period of Severance begins. Notwithstanding the foregoing, if an Employee quits, retires or is discharged, such Employee’s Period of Service shall include the period commencing on the date the Employee terminates Employment and ending on the first date on which the Employee again performs an Hour of Service, if such date is within 12 months of the date on which the Employee last performed an Hour of Service. If the Employee is absent from work for any other reason and, within 12 months of the first day of such absence, the Employee quits, retires or is discharged, the period commencing on the first day of such absence and ending on the first day the Employee again performs an Hour of Service if such date is within 12 months of the date his or her absence began, shall be included in the Period of Service.
1.40.Period of Severance. A period equal to the number of consecutive Plan Years in which an Employee is credited with less than 501 Hours of Service in each such year. The Period of Severance shall commence at the end of the first Plan Year in which the Employee has less than 501 Hours of Service. For purposes of calculating a Period of Service, a Period of Severance means the period commencing on the earliest of the date an Employee quits, retires, is discharged or dies, or the first anniversary of the date that an Employee is absent from work (with or without pay) for any other reason, and ending on the date the Employee completes an Hour of Service.
Anything contained herein to the contrary notwithstanding, a Period of Severance shall not commence if the Participant is:
(a)on a leave of absence in excess of twelve (12) months authorized by an Employer in accordance with standard personnel policies applied in a nondiscriminatory manner to all Employees similarly situated and returns to active Employment for an Employer immediately upon the expiration of such leave of absence;
(b)on military leave in excess of twelve (12) months while such Employee’s reemployment rights are protected by law and returns to active Employment with an Employer within 90 days after his or her discharge or release (or such longer period as may be prescribed by law); or

(c)on layoff in excess of twelve (12) months and returns to work within such period of time and in such a manner as to maintain seniority according to the rules of the Employer in effect on the date of return.
1.41.Plan. The Newmark 401(k) Plan, as amended from time to time, a spin-off from the BGC Partners, Inc. Deferral Plan for Employees of BGC Partners, Inc., Cantor Fitzgerald, L.P. and their Affiliates (previously the eSpeed, Inc. Deferral Plan for Employees of Cantor Fitzgerald, L.P. and its Affiliates).
1.42.Plan Year. Each twelve (12) consecutive month period beginning on January 1 and ending on the next following December 31.
1.43.Pre-Tax Deferral. Any Basic Contribution or Catch-Up Contribution made on behalf of a Participant under Sections 3.3 and 3.18, respectively, that is not includible in the Participant’s gross income at the time deferred.
1.44.Prior Plan. The BGC Partners, Inc. Deferral Plan for Employees of BGC Partners, Inc., Cantor Fitzgerald, L.P. and their Affiliates (previously the eSpeed, Inc. Deferral Plan for Employees of Cantor Fitzgerald, L.P. and its Affiliates), the plan from which the Plan spun off.
1.45.Qualified Nonelective Contributions. Company contributions described m Section 3.2(b).
1.46.Rollover Contribution. An amount received from a deferred compensation plan that qualifies under Code Sections 401(a), 403(a), 403(b) or 457(b), and that a Participant rolls over to the Plan pursuant to Code Section 402(c). A Rollover Contribution can include both Direct Rollovers and amounts distributed to a Participant and then rolled over. In addition, if an Employee had deposited a “qualified total distribution” within the meaning of Code Section 402(a)(5)(E) (as in effect prior to January 1, 1993) or an Eligible Rollover Distribution into an individual retirement account as defined in Code Section 408, the Employee may transfer the amount of the distribution plus earnings from the individual retirement account to the Plan provided, however, that the rollover amount is deposited with the Trustee within sixty (60) days after receipt from the individual retirement account.
1.47.Roth Contributions. Any contribution made on behalf of a Participant pursuant to Section 3.4 of the Plan that is includible in the Participant’s gross income at the time deferred and that have been irrevocably designated as Roth Contributions by the Participant in his or her deferral election.
1.48.Salary Reduction Contributions. The amount contributed to the Plan pursuant to a Participant’s Salary Reduction Election in accordance with Section 3.3.
1.49.Salary Reduction Election. The election by a Participant to have part of the amount that otherwise would have been paid as Compensation converted to an Employer contribution in accordance with Section 3.3.

1.50.Section 415 Compensation. The total compensation paid by the Employer to an Employee with respect to each Plan Year that is currently includible in gross income and required to be reported as wages on the Employee’s Form W-2, plus amounts that would be includible in the Employee’s gross income but for an election under Code Section 125(a) (including “deemed section 125 compensation” as defined in Treas. Reg. 1,415(c)-2(g)(6)(ii)), 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k), or 457(b) or of the Code. The annual amount of Section 415 Compensation of each Employee taken into account under the Plan shall not exceed $285,000, as adjusted by the Commissioner of Internal Revenue for cost-of-living in accordance with Code Section 401(a)(17)(B).
Section 415 Compensation shall not include compensation paid after a Participant ceases to be an Employee except for (i) payments to an individual who does not presently perform services for Employer by reason of service in the Uniformed Services to the extent such payments do not exceed the amounts that the individual would have received if he or she had continued to perform service for the Employer rather than entering service in the Uniformed Services; and (ii) compensation that absent severance from employment would have qualified as Section 415 Compensation under this definition and would have been paid to the Employee while the Employee continued in employment with the Employer, and that is received within 2½ months of the Employee’s severance from employment.
1.51.Self-Employed Individual. An individual who has Earned Income for the taxable year from the trade or business for which the Plan is established or who would have had such Earned Income but for the fact that the trade or business had no net profits for the taxable year. Self-Employed Individuals include Owner-Employees, i.e., sole proprietors or partners who own more than 10% of either the capital or profits interest of the partnership.
1.52.Spouse. A Participant’s Spouse shall be the legal spouse or Surviving Spouse of the Participant, provided that the Plan will treat a former spouse as the Spouse or Surviving Spouse to the extent provided under a qualified domestic relations order as described in Code Section 414(p).
1.53.Surviving Spouse. The person legally married to a Participant on the earlier of the date of his death or Benefit Commencement Date.
1.54.Trust. The trust established under the Plan to which Plan contributions arc made and in which Plan assets are held.
1.55.Trust Fund. The assets of the Trust held by or in the name of the Trustee.
1.56.Trustee. The person appointed as trustee pursuant to, and having the responsibilities specified in, the provisions of Article XI of the Plan, and any successor trustee.
1.57.Valuation Date. Each business day of each Plan Year on which the New York Stock Exchange is open, or any other day of the Plan Year as determined by the Administrative Committee.

1.58.Year of Service. An Employee shall be credited with one Year of Service for each 12-month period coinciding with the Plan Year (including periods commencing prior to the adoption of the Plan), in which the Employee is credited with at least 1,000 Hours of Service.
ARTICLE II.

PARTICIPATION
2.1.Admission as a Participant. Each Employee who was a participant in the Prior Plan immediately prior to November 1, 2020, shall be eligible to continue to participate in the Plan on and after November 1, 2020. Each other Eligible Employee shall be eligible to participate in the Plan on the first Entry Date coinciding with or next following the date he or she has attained age twenty-one (21) and has performed an Hour of Service on or after November 1, 2020 or first performs an Hour of Service following a break in service on or after such date. An Eligible Employee described in the preceding sentence who fails to make an affirmative election on the appropriate form (or electronic media) in advance of such Entry Date to participate or not participate in the Plan shall be automatically enrolled as a Participant in the Plan one month after the Entry Date (an “Auto-Enrolled Participant”). Salary Reduction Contributions shall be made in accordance with Section 3.3 on behalf of Auto-Enrolled Participants.
2.2.Provision of Information. Each Employee who becomes a Participant shall execute such forms as the Administrative Committee requires and shall make available to the Administrative Committee any information it reasonably requests. By virtue of his or her participation in this Plan, an Employee agrees, on his or her own behalf and on behalf of all persons who may have or claim any right by reason of the Employee’s participation in the Plan, to be bound by all provisions of the Plan and by any agreement entered into pursuant thereto.
2.3.Termination of Participation. A Participant shall cease to be a Participant: (i) upon his or her death; or (ii) upon the payment to him or her of all benefits due to him or her under the Plan.
2.4.Rollover Membership. An Eligible Employee who makes a Rollover Contribution shall become a Participant as of the date of such contribution, even if the Eligible Employee has not previously become a Participant. Such an Eligible Employee shall be a Participant only for the purposes of such Rollover Contribution and shall not be eligible to make other contributions or to share in contributions made by an Employer until the Eligible Employee has met the requirements of Section 2.1.
2.5.Special Rules Relating to Veterans Reemployment Rights Under USERRA. The following special provisions shall apply to an Employee or Participant who is reemployed in accordance with the reemployment provisions of the Uniformed Services Employment and Reemployment Rights Act (“USERRA”) following a period of qualifying military service (as determined under USERRA):

(a)Each period of qualifying military service served by an Employee or Participant shall, upon such reemployment with an Employer, be deemed to constitute service with the Employer for all purposes of the Plan.
(b)The Plan shall permit the Participant to make up Salary Reduction Contributions and/or After-Tax Contributions missed during the period of qualifying military service. The Participant shall have a period of time beginning on the date of the Participant’s reemployment with the Employer following his or her period of qualifying military service and extending over the lesser of (i) the Participant’s period of qualifying military service multiplied by three, and (ii) five years, to make up such missed Salary Reduction Contributions and/or After-Tax Contributions.
(c)If the reemployed Participant elects to make up Salary Reduction Contributions and/or After-Tax Contributions in accordance with paragraph (b) above and directs that some or all of such Salary Reduction Contributions and/or After-Tax Contributions (subject to the limitations set forth in Section 10.3) be invested in the Newmark Fund (as defined in Section 10.3), the Employer shall make any Matching Contributions that would have been made on behalf of such Participant had the Participant made such Salary Reduction Contributions and investment decisions during the period of qualifying military service.
(d)If the Employer made any Qualified Nonelective Contributions to the Plan during the period of qualifying military service, the Employer shall make a Qualified Nonelective Contribution on behalf of the Participant upon the Participant’s reemployment following his or her period of qualifying military service, in the amount that would have been made on behalf of such Participant had the Participant been employed during the period of qualifying military service.
(e)The Plan shall not (i) credit earnings to a Participant’s Accounts with respect to any Salary Reduction Contribution, After-Tax Contribution, or Matching Contribution before such contribution is actually made, or (ii) make up any allocation of forfeitures, with respect to the period of qualifying military service. A reemployed Participant shall be entitled to accrued benefits attributable to Salary Reduction Contributions only if such contributions are actually made.
(f)For all purposes under the Plan, including an Employer’s liability for making contributions on behalf of a reemployed Participant as described above, the Participant shall be treated as having received Compensation from the Employer based on the rate of Compensation the Participant would have received during the period of qualifying military service, or if that rate is not reasonably certain, on the basis of the Participant’s average rate of Compensation during the 12-month period immediately preceding such period.
(g)If a Participant makes a Salary Reduction Contribution or the Employer makes a Matching Contribution in accordance with the foregoing provisions of this Section 2.5:

(1)such contributions shall not be subject to any otherwise applicable limitation under Code Sections 402(g), 404(a) or 415, and shall not be taken into account in applying such limitations to other Participant or Company contributions under the Plan or any other plan with respect to the year in which such contributions are made. Such contributions shall be subject to these limitations only with respect to the year to which such contributions relate and only in accordance with regulations prescribed by the Internal Revenue Service; and
(2)the Plan shall not be treated as failing to meet the requirements of Code Sections 401(a)(4), 401(a)(26), 401(k)(3), 401(k)(11), 401(k)(12), 40l(m), 410(b) or 416 by reason of such contributions.
(h)A Participant who dies or incurs a Disability while performing qualified military service with respect to the Employer shall be treated as if the Participant had resumed employment in accordance with the individual’s reemployment rights on the day preceding death or Disability and terminated employment on the actual date of death or Disability.
(i)A Participant receiving differential wage payments, as defined in Section 3401(h)(2) of the Code, from the Employer shall be treated an Employee of the Employer.
(j)Notwithstanding Section 2.5(i), for purposes of Section 401(k)(2)(B)(i)(I) of the Code and Article VI of the Plan a Participant shall be treated as having severed from employment during any period the Participant is performing service in the uniformed services while on active duty for a period of more than 30 days. If the Participant elects to receive a distribution by reason of such deemed severance from employment, he or she may not make any Salary Reduction Contributions or After-Tax Contributions during the six-month period beginning on the date of distribution.
(k)For purposes of this Section 2.5(k), a “Qualified Reservist Distribution” means a distribution from a Participant’s Salary Deferral Account if (i) the Participant was, by reason of being a member of a reserve component (as defined for purposes of Section 72(t)(2)(G)(iii)(II) of the Code), ordered or called to active duty for a period in excess of 179 days or for an indefinite period, and (ii) the distribution is made during the beginning on the date of such order and ending at the close of the active duty period. Notwithstanding any provision of the Plan to the contrary, a Participant described in clause (i) of the preceding sentence may elect to receive a Qualified Reservist Distribution within the period described in clause (ii) of the preceding sentence.

ARTICLE III.
ACCOUNTS, CONTRIBUTIONS AND ALLOCATIONS 3.1
3.1.Participant Accounts.
(a)Each Participant for whom Employer contributions are made on account of a Salary Reduction Election as described in Section 3.3 below shall have a Salary Reduction Account to which the Trustee shall credit, or cause to be credited, all amounts allocable to each such Participant pursuant to the Salary Reduction Election. The Trustee shall invest the individual Account established for each Participant in accordance with the provisions of Sections 10.3 and 10.4.
(b)Each Participant who makes a Rollover Contribution to the Plan pursuant to Section 3.4 below shall have a Rollover Account to which the Trustee shall credit, or cause to be credited, all Rollover Contributions made by the Participant. The Trustee shall invest the individual Account established for each Participant in accordance with the provisions of Sections 10.3 and 10.4.
(c)Each Participant who makes a Roth Contribution to the Plan pursuant to Section 3.4 below shall have a Roth Contribution Account to which the Trustee shall credit, or cause to be credited, all Roth Contributions made by the Participant. The Trustee shall invest the individual Account established for each Participant in accordance with the provisions of Sections 10.3 and 10.4.
(d)Each Participant who makes an After-Tax Contribution to the Plan pursuant to Section 3.5 below shall have an After-Tax Account to which the Trustee shall credit, or cause to be credited, all After-Tax Contributions made by the Participant. The Trustee shall invest the individual Account established for each Participant in accordance with the provisions of Sections 10.3 and 10.4.
(e)Each Client-Site Participant for whom Matching Contributions are made pursuant to Section 3.19 below shall have a Matching Contributions Account to which the Trustee shall credit, or cause to be credited, all Matching Contributions made on the Participant’s behalf. The Trustee shall invest the individual Account established for each Participant in accordance with the provisions of Sections 10.3 and 10.4.
3.2.Employer Contributions.
(a)For each Plan Year, the Employer shall contribute to the Plan (i) the amount of the total Salary Reduction Contributions of all Participants made pursuant to Section 3.3 and (ii) the amount of the total Matching Contributions of all Client- Site Participants made pursuant to Section 3.19.
(b)Pursuant to the Company’s discretion, the Company or an Employer may contribute to the Plan an amount necessary to satisfy the Actual Deferral Percentage Test,

characterized as Qualified Nonelective Contributions, within two and one-half (2-1/2) months following the Plan Year for which such contributions are allocated. Qualified Nonelective Contributions can only be allocated to the Salary Reduction Accounts of Participants who were NHCEs, and such contributions are subject to the same restrictions with respect to distributions as are Salary Reduction Contributions.
(c)Notwithstanding the foregoing, however, the Employer’s contributions for any Plan Year shall not exceed the maximum amount allowable as a deduction to the Employer under the provisions of Code Section 404 unless such contribution is made to provide minimum allocations under the Top-Heavy requirements in Article XIII.
(d)All contributions by an Employer shall be in cash or in property as is acceptable to the Trustee.
(e)The Employer shall deliver to the Trustee the amount contributed pursuant to Section 3.2(a)(ii) or Section 3.2(b) no later than the due date, including extensions, for filing the Employers’ federal income tax returns for the taxable year coincident with or within which the Plan Year with respect to which such contributions arc to be made ended.
3.3.Participant Salary Reduction Contributions. Each Eligible Employee who becomes eligible to participate may elect that his or her Employer contribute on the Employee’s behalf any whole percentage or amount of the Employee’s Compensation, as the Employee shall elect, subject to the following rules:
(a)Amount. A Participant may specify a Salary Reduction Contribution amount equal to any whole percentage of his or her Compensation, not to exceed 80% thereof; provided that the Administrative Committee may specify a lower percentage amount of contribution from time to time to prevent excess contributions or otherwise to ensure compliance with the Code or ERISA.
(b)Change. A Participant may change the specified percentage or amount of Salary Reduction Contributions at any time, but not retroactively, by making a revised election, unless the Administrative Committee shall specify that it permits changes less frequently.
(c)Suspension. A Participant may suspend his or her Salary Reduction Election at any time.
(d)Salary Reduction. A Participant’s compensation for a Plan Year shall be reduced by the amount of the contribution that the Participant elects for such Plan Year.
(e)Election. All elections shall be made at the time, in the manner, and subject to the conditions specified by the Administrative Committee, which shall prescribe uniform and nondiscriminatory rules for such elections.

(f)Automatic Enrollment. Notwithstanding the foregoing, unless the Administrative Committee receives notice to the contrary, on the appropriate form (or electronic media), Salary Reduction Contributions at the Auto-Enrollment Percentage of each Auto-Enrolled Participant’s Compensation shall automatically be made to the Plan each payroll period until the Auto-Enrolled Participant elects to the contrary. The “Auto-Enrollment Percentage” means six percent (6%) for each Auto-Enrolled Participant. Amounts deferred under this paragraph shall be initially invested in such investment fund or funds directed by the Administrative Committee, provided that an Auto-Enrolled Participant may direct at any time that the deferred amount be invested in such one or more investment funds available under the Plan as the Auto-Enrolled Participant may designate.
Contributions made by the Employers under this Section shall be allocated to the Salary Reduction Accounts for those Participants from whose Compensation the contributions were withheld in an amount equal to the amount withheld. Such contributions shall be deemed to be employer contributions made on behalf of Participants to a qualified cash or deferred arrangement (within the meaning of Code Section 401(k)(2)).
The Administrative Committee may reduce the amount of any Salary Reduction Election, or make such other modifications as necessary, so that the Plan complies with the provisions of Code Section 401(k).
3.4.Roth Contributions. A Participant may elect to designate irrevocably (but not retroactively) any portion of his Salary Reduction Contributions (including Catch-Up Contributions) as Roth 401(k) contributions (“Roth Contributions”). Such designation may be revoked only with respect to Salary Reduction Contributions made after the date of revocation. Roth Contributions shall be includible in the Participant’s income at the time the Participant would have received such amount in cash if the Participant had not made such Salary Reduction Election.
3.5.After-Tax Contributions. Each Eligible Employee who becomes eligible to participate may elect that his or her Employer contribute on the Employee’s behalf any whole percentage or amount of the Employee’s Compensation, on an after-tax basis, subject to the following rules:
(a)Amount. A Participant may specify an After-Tax Contribution amount equal to any whole percentage of his or her Compensation, provided that the sum of such percentage and the percentage elected in such Participant’s Salary Reduction Election shall not exceed 80% of his or her Compensation, and that the Administrative Committee may specify a lower percentage amount of contribution from time to time to prevent excess contributions or otherwise to ensure compliance with the Code or ERISA. A Participant may make a separate After-Tax Election with respect to the portion of his or her Compensation attributed to bonus pay.

(b)Change. A Participant may change the specified percentage of After-Tax Contributions at any time, but not retroactively, by making a revised election, unless the Administrative Committee shall specify that it permits changes less frequently.
(c)Suspension. A Participant may suspend his or her After-Tax Election at any time.
(d)Salary Withholding. The amount of a Participant’s After-Tax Contribution shall be withheld on an after-tax basis from the Compensation to which it applies.
(e)Election. All elections shall be made at the time, in the manner, and subject to the conditions specified by the Administrative Committee, which shall prescribe uniform and nondiscriminatory rules for such elections.
Contributions under this Section shall be allocated to the After-Tax Accounts for those Participants from whose Compensation the contributions were withheld in an amount equal to the amount withheld. Such contributions shall be treated as employee contributions.
The Administrative Committee may reduce the amount of any After-Tax Election, or make such other modifications as necessary, so that the Plan complies with the provisions of Code Section 401(m).
3.6.Rollover Contributions. With the approval of the Administrative Committee, any Eligible Employee who is a Participant, or who would be a Participant but for a failure to satisfy the requirements of Article II, may make a Rollover Contribution to the Plan. A Rollover Contribution shall be in cash or in such other property as is acceptable to the Trustee. If an Eligible Employee makes a contribution pursuant to this Section that was intended to be a Rollover Contribution that the Trustee later discovers not to be a Rollover Contribution, the Trustee shall distribute to such Participant as soon as practicable after such discovery the Account Balance of his or her Rollover Account determined as of the Valuation Date coincident with or immediately preceding such discovery.
3.7.Allocations to Salary Reduction Accounts. No later than the time specified in Section 3.3, all contributions made pursuant to a Salary Reduction Election shall be allocated to the Salary Reduction Account of the electing Participant.
3.8.Allocations to Rollover Accounts and Matching Contributions Accounts. No later than the time specified in Section 3.2(f), all Rollover Contributions and Matching Contributions made by since the last day of the previous month shall be allocated to the Rollover Account and Matching Contributions Account, respectively, of the Participants on behalf of whom such contributions were made.
3.9.Limitations on Salary Reduction Contributions. These terms have the following meanings for purposes of the following Sections 3.9 through 3.13:

(a)“Actual Deferral Percentage” or “ADP” means the ratio of (i) Salary Reduction Contributions on behalf of the Eligible Participant for the Plan Year to (ii) the Eligible Participant’s Compensation for the Plan Year. In calculating the ADP, Salary Reduction Contributions include Excess Elective Contributions for HCEs (whether they were made under plans of unrelated employers or plans of the same or related employers) but do not include Excess Elective Contributions for NHCEs. The ADP of an Eligible Participant who does not make a Salary Reduction Election is zero.
(b)“Average Actual Deferral Percentage” means the average of the Actual Deferral Percentages of the Eligible Participants in a group.
(c)“Eligible Participant” means, for purposes of determining the ADP, any Eligible Employee who is eligible to have Salary Reduction Contributions allocated to his or her Salary Reduction Account for the Plan Year.
(d)“Excess Contribution” means for any Plan Year, the excess of:
(1)the aggregate amount of Salary Reduction Contributions actually made on behalf of HCEs for the Plan Year, over
(2)the maximum amount of those contributions permitted under the ADP test in Section 3.12 (determined by reducing contributions made on behalf of HCEs in the order of their Actual Deferral Percentages beginning with the highest ADP).
(e)“Excess Elective Contribution” means the amount of Salary Reduction Contributions for a calendar year that is includible in a Participant’s gross income under Code Section 402(g) to the extent the Participant’s Salary Reduction Contributions exceed the dollar limitation under Code Section 402(g).
3.10.Maximum Amount of Salary Reduction Contributions. A Participant may not have Salary Reduction Contributions under this Plan, or any other qualified plan of the Company or an Affiliate, during any taxable year in excess of the dollar limitation in Code Section 402(g) in effect for that taxable year (e.g., $19,500 for 2020).
3.11.Excess Elective Contributions. The Plan shall distribute Excess Elective Contributions and income allocable to those amounts no later than the first April 15 following the close of a Participant’s taxable year to Participants who claim allocable Excess Elective Contributions for the preceding calendar year,
(a)The Participant’s claim must be written and submitted to the Administrative Committee no later than March 15, The claim must specify the amount of the Participant’s Excess Elective Contributions for the preceding calendar year and must be accompanied by the Participant’s written statement that if those amounts are not distributed, the Excess Elective Contributions, when added to amounts deferred under other plans or arrangements described in Code Section 401(k), 402(h)(1)(B), 403(b), 457, or 501 (c)(18) exceeds the limit imposed on the Participant by Code Section 402(g) for the year in which the deferral occurred. The written claim required under this Section 3.11(a) shall be deemed to have been provided to the Administrative Committee if the Administrative Committee discovers that a Participant has made Excess Elective Contributions under the Plan and other plans of the Company or an Affiliate.
(b)The Excess Elective Contributions distributed to a Participant shall be adjusted for income or loss through the close of the Plan Year in which the Excess Elective Contributions were made. Income and loss allocable to Excess Elective Contributions for a Participant shall be determined in a nondiscriminatory manner (within the meaning of Code Section 401 (a)(4)) consistent with the valuation of Participant Accounts under Section 10.5.
(c)The amount of Excess Elective Contributions distributed to a Participant is reduced by any Excess Contributions previously distributed pursuant to Section 3.11 to the Participant for the Plan Year beginning with or within that taxable year. In no event may the amount distributed exceed the Participant’s total Salary Reduction Contributions for the taxable year.
(d)Excess Elective Contributions distributed prior to the first April 15 following the close of the Participant’s taxable year arc not treated as Annual Additions under Section 3.17 for the preceding Limitation Year.
(e)Any Salary Reduction Contributions that are properly distributed under Section 3.17 as excess Annual Additions are disregarded in determining if there are Excess Elective Contributions.
(f)A Participant may designate the extent to which any Excess Elective Contributions are comprised of Salary Reduction Contributions and Roth Contributions, but only to the extent such types of deferrals were made for the Plan Year. In the absence of such designation, Excess Elective Contributions shall be deemed to consist first of Salary Reduction Contributions to the extent thereof, and then (to the extent necessary) of Roth Contributions.
3.12.Actual Deferral Percentage Test.
(a)The Average Actual Deferral Percentage for Eligible Participants who are HCEs for the Plan Year may not exceed:
(1)the Average Actual Deferral Percentage for Eligible Participants who are NHCEs for the prior Plan Year multiplied by 1.25; or
(2)the Average Actual Deferral Percentage for Eligible Participants who are NHCEs for the prior Plan Year multiplied by 2, provided that the Average Actual Deferral Percentage for Eligible Participants who are HCEs does not exceed the Average Actual Deferral Percentage for Eligible Participants who are NHCEs by more than 2 percentage points.
(b)The provisions of Code Section 401(k)(3) and Department of Treasury Regulation Section 1.401 (k)-2 are incorporated by reference.
(c)Qualified Nonelective Contributions for any Plan Year will be treated as Salary Reduction Contributions in the Actual Deferral Percentage test under this Section 3.12; provided, however, that a Qualified Nonelective Contribution shall not be taken into account for this purpose to the extent it exceeds the greater of 5% of the Participant’s Compensation or the Plan’s representative contribution rate for NHCEs for the Plan Year.
(d)The ADP for any Employee who is an HCE for the Plan Year and who is eligible to have elective contributions allocated to his or her account under two (2) or more plans or arrangements described in Code Section 401(k) that are maintained by the Company or an Affiliate is determined as if all Salary Reduction Contributions were made under a single arrangement. If the cash or deferred arrangements have different plan years, all cash or deferred arrangements ending within the same calendar year are treated as a single arrangement. Notwithstanding the foregoing, certain plans shall be treated as separate if mandatorily disaggregated under regulations under Code Section 401 (k).
(e)Notwithstanding the foregoing, at the election of the Administrative Committee and in accordance with rules uniformly applicable to all affected Participants, the Actual Deferral Percentage reduction described in this Section may be accomplished, in whole or in part, by recharacterizing Excess Elective Contributions as Catch-Up Contributions made pursuant to Section 3.18 and to the extent permitted by Code Section 414(v).
(f)If this Plan satisfies the requirements of Code Sections 401(a)(4), 401 (k), or 410(b) only if aggregated with one or more other plans, or if one or more other plans satisfy the requirements of those Code Sections only if aggregated with this Plan, then this Section 3.12 is applied by determining the ADP of Eligible Participants as if all the plans were a single plan.
(g)The Administrative Committee also may treat one or more plans as a single plan with this Plan whether or not the aggregated plans satisfy Code Sections 401(a)(4) and 410(b). However, those plans must then be treated as one plan under Code Sections 401(a)(4), 401 (k), and 410(b). Plans may be aggregated under this Section 3.12(g) only if they have the same plan year and use the same testing method.
(h)Salary Reduction Contributions and Qualified Nonelective Contributions are considered made for a Plan Year if made no later than the end of the 12-month period beginning on the day after the close of the Plan Year.

(i)The determination and treatment of the Salary Reduction Contributions, Qualified Nonelective Contributions, and ADP of any Participant must satisfy such other requirements as the Secretary of the Treasury may prescribe including, without limitation, record retention requirements.
3.13.Excess Contributions. Excess Contributions and income allocable to those contributions will be distributed no later than the last day of each Plan Year to Participants to whose Account the Excess Contributions were made for the preceding Plan Year. The Administrative Committee anticipates that the Excess Contributions will be distributed to affected Participants within 2-½ months after the close of the Plan Year in which the Excess Contributions occurred.
First, the Administrative Committee shall determine the dollar amount of excess contributions for each affected HCE, by reducing the actual deferral percentage for each HCE whose actual deferral percentage(s) is (are) the highest at any one time in the following manner until the ADP Test in Section 3.12 is satisfied.
(a)the ADP of each HCE whose ADP is the greatest shall be reduced by one- hundredth (1/100) of one percentage point.
(b)If more reduction is needed, the ADP of each HCE whose ADP is the greatest (including the ADP of any HCE whose ADP was adjusted under (a)) shall be reduced by one-hundredth (1/100) of one percentage point.
(c)If more reduction is needed, the Administrative Committee will repeal the procedures of step (b).
However, in applying steps (a) through (c) above, rather than actually distributing the amount of Salary Reduction Contributions necessary to reduce the ADP of each affected HCE to an amount sufficient to satisfy the ADP Test in order of such HCE’s actual deferral percentages, the Administrative Committee will determine the total of the dollar amounts calculated in steps (a) through (c) above (the “excess contributions”) and distribute such amounts as follows:
(d)The Salary Reduction Contributions of the HCE with the highest dollar amount of Salary Reduction Contributions will be reduced by the amount required to cause that HCE’s Salary Reduction Contributions to equal the dollar amount of the Salary Reduction Contributions of the HCE with the next highest dollar amount of Salary Reduction Contributions. The Administrative Committee then would distribute this amount to the HCE with the highest dollar amount of Salary Reduction Contributions. However, if a lesser reduction, when added to the total dollar amount already distributed under this step, would equal the total excess contributions, the Administrative Committee will distribute the lesser dollar amount,
(e)If the total amount distributed under step (d) is less than the total excess contributions, then the Administrative Committee will repeat step (d).

Any refund made in accordance with this Section to a Participant shall be drawn from the Participant’s Salary Reduction Account.
(f)The Excess Contributions distributed to a Participant shall be adjusted for income and losses through the end of the Plan Year in which the Excess Contributions were made. The income or loss attributable to Excess Contributions shall be determined in a nondiscriminatory manner (within the meaning of Code Section 401(a)(4)), consistent with the valuation of Participant Accounts under Section 10.5.
(g)The Excess Contributions distributed to a Participant are reduced by the amount of Excess Elective Contributions distributed to the Participant.
(h)Excess Contributions are treated as Annual Additions under Section 3.17.
3.14.Limitations on After-Tax Contributions and Matching Contributions. These terms have the following meanings for purposes of the following Sections 3.14 through 3.16:
(a)“Average Contribution Percentage” or “ACP” means the average of the Contribution Percentages of the Eligible Participants in a group.
(b)“Contribution Percentage” means the ratio of (i) the sum of the After-Tax Contributions and Matching Contributions of the Eligible Participant to (ii) the Eligible Participant’s Compensation for such Plan Year.
(c)“Eligible Participant” means, for purposes of determining the ACP, any Eligible Employee who is eligible to make contributions under Section 2.1 at any time during a Plan Year.
(d)“Excess Aggregate Contribution” means for any Plan Year the excess of the aggregate amount of After-Tax Contributions and Matching Contributions allocated on behalf of HCEs for such Plan Year over the maximum amount of such contributions that could be allocated to HCEs under Section 3.15(a).
3.15.ACP Test. In no event shall the ACP for Participants who are HCEs for any Plan Year bear a relationship to the ACP for Participants who are NHCEs that does not satisfy either Section 3.15(a) or (b) below.
(a)The requirement shall be satisfied for a Plan Year if the ACP for the Eligible Participants who are HCEs is not more than the ACP for the prior Plan Year for all Eligible Participants who are NHCEs multiplied by 1.25.
(b)The requirement shall be satisfied for a Plan Year if (i) the excess of the ACP for the Eligible Participants who are HCEs for the Plan Year over the ACP of all Eligible Participants who are NHCEs for the prior Plan Year is not more than two percentage points and (ii) the ACP for Participants who are HCEs is not more than the ACP for the prior Plan Year of all Eligible Participants who are NHCEs multiplied by two.

3.16.Excess Aggregate Contributions. If the relationship of the Average Contribution Percentages does not satisfy the provisions of Section 3.15 for any Plan Year, then the Administrative Committee shall direct the Trustee to distribute the Excess Aggregate
Contribution for such Plan Year (plus any income and minus any loss allocable thereto including the period between the end of the Plan Year and the date of distribution) by the last day of the following Plan Year to the HCEs, as determined under this Section. If such Excess Aggregate Contributions are distributed more than 2-1/2 months after the last day of the Plan Year in which such excess amounts arose, a ten percent (10%) excise tax will be imposed on the Employer maintaining the Plan with respect to those amounts.
(a)The portion of the Excess Aggregate Contribution attributable to an HCE is determined and resolved under the procedures specified in Section 3.13. For purposes of determining the sources of a distribution of Excess Aggregate Contributions, the sources will be distributed in the following order: (i) After- Tax Contributions, and (ii) Matching Contributions.
(b)The Excess Aggregate Contributions distributed to a Participant shall be adjusted for income and losses through the end of the Plan Year in which the Excess Aggregate Contributions were made. The income or loss attributable to Excess Aggregate Contributions shall be determined in a nondiscriminatory manner (within the meaning of Code Section 401(a)(4)), consistent with the valuation of Participant Accounts under Section 10.5.
(c)The Contribution Percentage for any Participant who is an HCE for the Plan Year and who is eligible to make after-tax contributions to any plan subject to Section 415 of the Code maintained by an Employer or Affiliate or to have Employer matching contributions within the meaning of Code Section 401(m)(4)(A) allocated to his or her account under two or more plans described in Section 401(a) of the Code that are maintained by an Employer or an Affiliate shall be determined as if the total of such Participant contributions and Employer contributions was made under this Plan and each other plan.
(d)In the event that this Plan satisfies the requirements of Code Section 401(a)(4) or 410(b) only if aggregated with one or more other plans, or if one or more other plans satisfy the requirements of Code Section 410(b) only if aggregated with this Plan, then Section 3.15 shall be applied by determining the “contribution percentages” of Participants as if all such plans were a single plan.
3.17.Defined Contribution Limitation. The Annual Additions allocated to any Participant under this Plan plus the Annual Additions allocated to such Participant under any other plan maintained by an Employer any Limitation Year shall not exceed the lesser of (i) $57,000 (as adjusted under Code Section 415(d)) or (ii) 100% of such Participant’s Compensation for such Limitation Year. If a short Limitation Year is created because of an amendment changing the Limitation Year to a different consecutive 12-month period, the defined contribution dollar limitation will be prorated based on the number of months in the short Limitation Year.
The Internal Revenue Service’s Employee Plans Compliance Resolution System (EPCRS) shall be the sole available correction method in the event Annual Additions exceed the foregoing limit.
3.18.Catch-up Contributions for Individuals Age 50 or Over. The Plan will permit each “Age 50 and Over Participant” to make additional Salary Reduction Contributions (“Catch-Up Contributions”) in any Plan Year.
(a)The Plan shall not permit Catch-Up Contributions for any year in an amount greater than the lesser of:
(i)$6,500 (as adjusted by the Commissioner of Internal Revenue for cost-of-living in accordance with Code Section 414(v)(2)(C)), or
(ii)the excess (if any) of (I) the Age 50 and Over Participant’s compensation (as defined in Code Section 415(c)(3)) for the year, over (II) any other Salary Reduction Contributions the Age 50 and Over Participant makes for the Plan Year, other than under this subsection.
(b)Catch-Up Contributions to the Plan under this subsection shall not, with respect to the Plan Year in which the contribution is made:
(i)be subject to any otherwise applicable limitation contained in Section 402(g), 402(h), 403(b), 404(a), 404(h), 408(k), 408(p), 415, or 457, or
(ii)be taken into account in applying such limitations to other contributions or benefits under the Plan or any other plan.
The Plan will not be treated as failing to meet the requirements of Code Section 401(a)(4), 40l(a)(26), 40l(k)(3), 401(k)(11), 40l(k)(12), 403(b)(12), 408(k), 408(p), 408B, 410(b), or 416 by reason of the making of (or the right to make) Catch-Up Contributions. For all other purposes of the Plan, Catch-up Contributions shall be treated as Salary Reduction Contributions.
(c)For purposes of this subsection, the term “Age 50 and Over Participant” means, with respect to any Plan Year, each Participant in the Plan: (i) who has attained the age of 50 before the close of the Plan Year, and (ii) with respect to whom no other Salary Reduction Contributions may (without regard to this subsection) be made to the Plan for the Plan Year by reason of the application of any limitation or other restriction described in Code Section 402(g), 402(h), 403(b), 404(a), 404(h), 408(k), 408(p), 415, or 457 or comparable limitation or restriction contained in the terms of the Plan.

3.19.Matching Contributions for Client-Site Participants. The Plan Administrator shall establish a Matching Contributions Account for each Client-Site Participant. Matching Contributions shall be allocated to each such Matching Contributions Account in accordance with the applicable Matching Contribution formula shown in Appendix B.
ARTICLE IV.

MAXIMUM CONTRIBUTIONS AND BENEFITS
4.1.Determination of Vesting. A Participant shall have a vested percentage of 100% in his or her Salary Reduction Account, Roth Contribution Account, After-Tax Account, and Rollover Account at all times.
4.2.Vesting for Matching Contribution Account. A Participant’s interest in his Matching Contribution Account will become vested in accordance with the following schedule based on the Participant’s Years of Service:
Nonforfeitable
Years of Service    Percentage
Less than 1 year    0%
1    year but less than 2 years    33%
2    years but less than 3 years    66%
3    years or more    100%
Notwithstanding the foregoing: (i) a Participant’s Matching Contribution Account will become fully and immediately vested upon the Participant’s Normal Retirement Date; and (ii) Matching Contributions made for Plan Years beginning on or after January 1, 2012 shall be fully and immediately vested.
The portion of a Participant’s Matching Contributions Account accrued by a Participant who was employed by an Affiliate, and on whose behalf an employer contribution account was maintained under the terms of said Affiliate’s plan on the day before the date the Affiliate adopted this Plan, shall also be 100% vested.
4.3.Years of Service for Vesting. For purposes of Section 4.2, the computation period for determining a Year of Service or a Period of Severance shall be the Plan Year. For purposes of Section 4.2, a Participant shall receive credit for all Years of Service, including Years of Service prior to the Plan’s effective date, except as follows:
(a)If a Participant who has no nonforfeitable rights has a Period of Severance equal to five (5) consecutive Plan Years, then Years of Service after such Period of Severance shall not be taken into account for purposes of determining the nonforfeitable percentage of the Participant’s Matching Contributions Account that accrued prior thereto.

(b)If a Participant who has no nonforfeitable rights has a Period of Severance for the greater of (A) five or more consecutive Plan Years or (B) the accumulated Service of the Participant prior to the Period of Severance, then Years of Service prior to such Period of Severance shall not be taken into account for the purpose of determining the nonforfeitable percentage of the Participant’s Matching Contributions Account that accrues thereafter.
(c)If distribution is made to a Participant on account of termination of Employment prior to the date on which the Participant has a Period of Severance equal to five consecutive Plan Years and the Participant returns to Employment covered by the Plan, the Participant’s Account shall subsequently be determined without regard to the portion thereof derived from pre-distribution Employment provided the Participant (i) received distribution of the entire present value of the nonforfeitable portion of his or her Account at the time of distribution, (ii) the amount of the distribution did not exceed $1,000, or the Participant (with spousal consent, if applicable) voluntarily elected to receive the distribution, and (iii) the Participant upon return to Employment covered by the Plan does not repay the full amount of the distribution before the earlier of suffering a Period of Severance equal to five consecutive Plan Years, or at the close of the Period of Severance equal to five consecutive Plan Years commencing after the withdrawal. If timely repayment is made, the Participant’s Account shall equal the sum of the repayment and the forfeitable portion of the Participant’s Account on the date of distribution, unadjusted by gains or losses subsequent to the distribution. Restoration required due to Trust Fund losses shall be made, to the extent necessary, first from forfeitures in the Plan Year of repayment and second from Employer contributions.
4.4.Allocation of Forfeitures. The nonvested portion of the Matching Contributions Account of a Participant who terminates employment before becoming fully vested in his or her Matching Contributions Account will be forfeited as of the last day of the Plan Year of the Participant’s employment termination, subject to the right to restoration. The Administrative Committee will use forfeitures as follows: first, to restore the forfeited portion of the Account of a rehired Participant; then to reduce the Employer’s required Matching Contributions; and then to the payment of Plan expenses. Any remaining forfeitures will be allocated per capita as of the last day of the Plan Year in which such forfeitures arise to Participants who are Employees on such date. The portion of a Participant’s Account consisting of such allocated forfeitures shall be 100% vested.
ARTICLE V.

BENEFITS FOR PARTICIPANTS
The following are the only post-Employment benefits provided by the Plan:
5.1.Retirement Benefit. Each Participant shall be 100% fully vested in his or her Account on and after the Participant’s Normal Retirement Date. The Participant’s Account shall be distributed on or after the Participant’s Normal Retirement Date in accordance with Section 6.2. A Participant who continues Employment beyond his or her Normal Retirement Date shall continue to participate in the Plan. A Participant’s Account shall become nonforfeitable upon attainment of his or her Normal Retirement Date as an Employee.
5.2.Death Benefit. In the event of a Participant’s death before actual retirement or termination, the Participant’s vested Account balance shall be distributed, pursuant to Article VIII, to the Participant’s designated Beneficiary or, if no Beneficiary designation is then in effect, to the Beneficiary determined pursuant to Section 8.2. In the event of the death of a retired or terminated Participant before distribution of his or her Account has been made to him or her, the Participant’s vested Account balance shall constitute a death benefit and shall be distributed to the Participant’s designated Beneficiary or (ii) if no Beneficiary designation is then in effect, to the Beneficiary determined pursuant to Section 8.2.
5.3.Termination of Employment Benefit. In the event a Participant terminates Employment with all Employers and all Affiliates, other than by reason of retirement on or after his or her Normal Retirement Date, the Participant shall be entitled to receive a benefit equal to 100% of his or her Salary Reduction Account and Rollover Account, and the nonforfeitable portion of his or her Matching Contributions Account determined under Section 4.2.
ARTICLE VI.

AMOUNT AND PAYMENT OF BENEFITS TO PARTICIPANTS
6.1.Separation from Employment. A Participant’s benefits upon his or her separation from Employment for any reason shall be the Account Balance of his or her Account determined as of the Valuation Date coincident with or immediately succeeding the Participant’s termination of Employment. The Plan shall pay the Participant’s benefits as soon as practicable after such Valuation Date; provided, however, if such Participant’s benefits exceed $5,000, the Participant may elect to defer the distribution of his or her benefits until his or her Normal Retirement Date, but may request in writing such form of distribution at any time between the date of deferral and such Normal Retirement Date.
Notwithstanding the foregoing, except as provided in Section 6.2, in no event shall a Participant who, upon the Valuation Date coincident with or immediately succeeding his or her termination of Employment, has an Account Balance of more than $5,000 receive such amount without his or her written consent. If the Administrative Committee does not obtain the Participant’s written consent because the Account Balance is $5,000 or less, the distribution will be paid in a direct rollover to an individual retirement plan designated by the Administrative Committee. If the Participant’s Account Balance exceeds $5,000, benefits shall be paid as soon as practicable after his or her written request, and shall be equal to the Participant’s Account Balance as of the Valuation Date coincident with or immediately succeeding his or her request for payment. The Administrative Committee shall notify a Participant of his or her right to defer commencement of benefits, which notice shall be provided not less than thirty (30) days nor more than one hundred eighty (180) days before the Benefit Commencement Date. However, distribution may commence less than thirty (30) days after the notice required under Treas. Reg. 1.411(a)-11(c) is given (as described above); provided that the Administrative Committee clearly informs the Participant that the Participant has a right to a period of at least thirty (30) days after receiving the notice to consider the decision of whether or not to elect a distribution and the Participant after receiving the notice, affirmatively elects a distribution.
6.2.Benefit Commencement Date.
(a)Except as provided in Section 6.2(b), and subject to the consent requirement contained in Section 6.1, unless a Participant otherwise elects, the Plan shall make payment of benefits under Section 6.1 as soon as practicable after the Participant’s termination of Employment, but no later than the 60th day after the close of the Plan Year in which the latest of the following events occurs:
(1)The Participant’s Normal Retirement Date;
(2)The tenth anniversary of the year in which the Participant commenced participation; or
(3)The Participant’s termination of Employment.
If the amount of benefits payable to or in respect of a Participant cannot be determined within this 60-day period, or if it is not possible to pay such benefits within such period because the Administrative Committee has been unable to locate the Participant or the Participant’s Beneficiary, as the case may be, after making reasonable efforts to do so, then a payment, retroactive to such 60th day, shall be made no later than sixty (60) days after the earliest date on which the amount of such benefits can be determined or the Participant can be located, as the case may be.
(b)Notwithstanding anything to the contrary in Section 6.2(a), the Participant’s distribution of benefits must commence on or before April 1st of the calendar year following the calendar year in which occurs the later of (1) the Participant attains age 70-½, or (2) the Participant terminates Employment; except that, for any Participant who is a 5-percent owner of an Employer, the distributions of benefits must commence by April 1 of the calendar year following the calendar year in which the Participant attains age 70-½.
(c)If the Participant dies before distribution of his or her interest commences, the Participant’s entire interest will be distributed as provided under Section 8.1 hereof, but in no event later than 5 years after the Participant’s death. Notwithstanding the foregoing, in the event that the Participant’s Spouse is his or her Beneficiary, distribution must commence on or before the later of (i) December 31st of the calendar year immediately following the calendar year in which the Participant died; or (ii) December 31st of the year in which the Participant would have attained age 70-½. If the Surviving Spouse dies before distribution to such Spouse has begun, the 5-year distribution requirement of this Section 6.2(c) shall apply as if the Spouse were the Participant.
(d)Except as otherwise provided in Section 6.2(e), the Plan will apply the minimum distribution requirements of Section 401(a)(9) of the Code in accordance with the final regulations under Section 401(a)(9) that were effective January 1, 2003, notwithstanding any provision of the Plan to the contrary.
(e)Temporary Suspension.
(1)A Participant or Beneficiary who would have been required to receive required minimum distributions for 2009 (“2009 RMDs”) but for the enactment of Section 401 (a)(9)(H) of the Code, and who would have satisfied that requirement by receiving distributions that are (i) equal to the 2009 RMDs or (ii) one or more payments in a series of substantially equal distributions (that include the 2009 RMDs) made at least annually and expected to last for the life (or life expectancy) of the Participant, the joint lives (or joint life expectancy) of the Participant and the participant’s designated beneficiary, or for a period of at least 10 years, will receive those distributions for 2009 unless the Participant or beneficiary chooses not to receive such distributions. Participants and beneficiaries described in the preceding sentence will be given the opportunity to elect to stop receiving the distributions described in the preceding sentence.
(2)For purposes of Section 6.5, a direct rollover will be offered only for distributions that would be eligible rollover distributions without regard to Section 401(a)(9)(H) of the Code.
(3)This Section 6.2(e) shall be subject in all respects to the provisions of Section 401(a)(9)(H) of the Code, and in the event of any inconsistencies between this Section 6.2(e) and Section 401 (a)(9)(H) the provisions of Section 401(a)(9)(H) shall be controlling.
6.3.Forms of Payment. All benefits under this Plan shall be payable in the form of a single, lump sum distribution.
6.4.Consent of Spouse. If in the opinion of the Administrative Committee any Spouse shall, by reason of the law of any jurisdiction, appear to have any interest in any benefit that might become payable to a Participant, the Administrative Committee may, as a condition precedent to the making of any election or distribution under this Plan, require such written release or releases, or such other documents, as in its discretion it shall determine to be necessary, desirable or appropriate to prevent or avoid any conflict or multiplicity of claims with respect to payment of any benefits under the Plan.
6.5.Direct Rollover of Eligible Rollover Distributions. Notwithstanding any provision of the Plan to the contrary that would otherwise limit an “Eligible Distributee’s” election under this plan, an Eligible Distributee may elect, at the time and in the manner prescribed by the Administrative Committee, to have any portion of an “Eligible Rollover Distribution” paid directly to an “Eligible Retirement Plan” specified by the Eligible Distributee in a Direct Rollover.

(a)“Eligible Rollover Distribution” means any distribution of $200 or more of all or any portion of the balance to the credit of the Eligible Distributee, except that an Eligible Rollover Distribution shall not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the Eligible Distributee and the Eligible Distributee’s designated Beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Code Section 401(a)(9); the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities); and any hardship distribution. A portion of a distribution shall not fail to be an eligible rollover distribution merely because the portion consists of after-tax employee contributions which are not includible in gross income. However, such portion may be transferred only to an individual retirement account or annuity described in Section 408(a) or (b) of the Code, or to a qualified defined contribution plan described in Section 401(a) or 403(a) of the Code that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible. If a direct trustee to trustee transfer is made to an individual retirement plan established for the purpose of receiving the distribution on behalf of an individual who is a nonspouse designated Beneficiary of a deceased Participant, the distribution shall be treated as an eligible rollover distribution.
(b)“Eligible Retirement Plan” means an individual retirement account described in Code Section 408(a), including a Roth IRA, an individual retirement annuity described in Code Section 408(b), an annuity plan described in Code Section 403(a), or a qualified trust described in Code Section 401(a), that accepts the Eligible Distributee’s rollover distribution; and an eligible deferred compensation plan described in Code Section 457(b) which is maintained by an eligible employer described in Code Section 457(e)(1)(A), if such plan separately accounts for distributions from a plan such as this Plan, and annuity contracts described in Code Section 403(b).
(c)“Eligible Distributee” means Employee or former Employee. In addition, the Employee’s or former Employee’s Surviving Spouse and the Employee’s or former Employee’s Spouse who is the alternate payee under a qualified domestic relations order, as defined in Code Section 414(p), are Eligible Distributees with regard to the interest of the Spouse or former Spouse.
(d)“Direct Rollover” means a payment by the Plan to the Eligible Retirement Plan specified by the Eligible Distributee.
If a distribution is one to which Code Sections 401 (a)(11) and 417 do not apply, such distribution may commence less than 30 days after the notice required under Section 1.411 (a)-11(c) of the Income Tax Regulations is given, provided that: (i) the Administrative Committee clearly informs the Participant that he or she has a right to a period of at least 30 days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option); and (ii) the Participant, after receiving the notice, affirmatively elects a distribution.
ARTICLE VII.

LOANS AND WITHDRAWALS
7.1.Withdrawals. Each Participant, prior to termination of Employment, may elect to withdraw all or any part of his or her Rollover Account and After-Tax Account in accordance with such rules or procedures as the Administrative Committee may adopt. A Participant who has attained age 59-½ may withdraw all or part of his or her Account in accordance with such rules or procedures as the Administrative Committee may adopt. Any withdrawal under this Section will be as of the Valuation Date coincident with or immediately preceding the date of distribution to the Participant, and upon such notice as the Administrative Committee may require.
7.2.Hardship Withdrawals. Prior to age 59-½, a Participant may make a withdrawal from his or her vested Account only if the Participant demonstrates to the Administrative Committee that either he has incurred a Disability or that the withdrawal is necessitated by hardship as a result of the Participant’s immediate and heavy financial needs. All such hardship withdrawals from the Participant’s Salary Reduction Account shall (i) be limited to the contributions made pursuant to the Salary Reduction Election, and (ii) include only earnings thereon allocable to the Participant’s Salary Reduction Account as of December 31, 1988. Distributions under this Section 7.2 shall be limited to the amount demonstrated by the Participant to be necessary to meet the immediate financial need created by the hardship and not reasonably available from the Participant’s other resources, excluding any loan available under this Plan from time to time or any other plan maintained by the Company. All determinations regarding financial hardship, which may be made upon a Participant’s representations, shall be made in accordance with objective criteria and shall be made in accordance with written procedures established by the Administrative Committee. Such written procedures shall specify the requirements for requesting and receiving distributions on account of financial hardship.
A distribution will be deemed to be on account of an immediate and heavy financial need of the Participant or his or her beneficiary if the distribution is on account one of the following circumstances:
(a)expenses for (or necessary to obtain) medical care that would be deductible under Code Section 213(d) (determined without regard to whether the expenses exceed 7.5% of adjusted gross income);
(b)costs directly related to the purchase of a principal residence for the Participant (excluding mortgage payments);
(c)payment of tuition, related educational fees, and room and board expenses, for up to the next 12 months of post-secondary education for the Participant or the

Participant’s spouse, children, or dependents (as defined in Code Section 152 without regard to Code Section 152(b)(1), (b)(2) and (d)(1)(B));
(d)payments necessary to prevent the eviction of the Participant from his or her principal residence or foreclosure on the mortgage on that residence;
(e)payments for burial or funeral expenses for the Participant’s deceased parent, spouse, children, or dependents (as defined in Section 152 without regard to Code Section 152(d)(1)(B));
(f)expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Code Section 165 (determined without regard to whether the loss exceeds 10% of adjusted gross income); or
(g)such other circumstances as the Internal Revenue Service may designate in regulations, rulings, or other documents of general applicability as giving rise to a deemed immediate and heavy financial need.
The amount of any heavy and immediate financial need shall include any amount reasonably necessary to pay any federal, state or local taxes or penalties reasonably anticipated to result from the distribution. A hardship withdrawal will also be available under clause (a), (c), and (e) of the preceding sentence with respect to a Primary Beneficiary under the Plan.
Any withdrawal under this Section will be as of the Valuation Date coincident with or immediately preceding the date of the distribution to the Participant, and upon such notice as the Administrative Committee may require. The Administrative Committee shall establish such rules and procedures with respect to any withdrawal, including suspension from further contributions, as it shall from time to time determine.
7.3.Loans. Pursuant to this Section 7.3, the Administrative Committee may establish a loan program.
(a)At such time as the Administrative Committee permits, a Participant who is a party-in-interest within the meaning of Section 3(14) of ERISA may submit an application to borrow from his or her vested Account (on such terms and conditions as the Administrative Committee shall prescribe) an amount, when added to the outstanding balance of all other loans from the Plan, not in excess of the lesser of:
(1)$50,000, reduced by the excess (if any) of (i) the highest outstanding loan balance from the Plan during the one-year period preceding the loan over (ii) the outstanding balance on the date of the loan; or
(2)50% of the Participant’s vested Account on the Valuation Date coincident with or immediately preceding the date the loan is made.
(b)If approved, each such loan shall comply with the following conditions:

(1)it shall be evidenced by a negotiable promissory note;
(2)the rate of interest payable on the unpaid balance of such loan shall not be less than the prevailing prime rate in effect at a commercial bank selected by the Administrative Committee on the first business day of the month preceding the date on which the loan is made;
(3)the loan, by its terms, must be entirely repaid within five (5) years; provided, however, that if the proceeds of the loan are used to acquire the Participant’s principal residence, the repayment schedule, in the Administrative Committee’s discretion applied in a nondiscriminatory manner, may be for a term in excess of five (5) years; and
(4)the loan shall be secured by the Participant’s vested Account; provided, however, that notwithstanding the foregoing, no more than 50% of a Participant’s vested Account shall serve as security for a loan hereunder.
(c)If a Participant is granted a loan, a “Loan Account” shall be established for such Participant. All Loan Accounts shall be held by the Trustee, as part of the Trust Fund. The loan amount shall be transferred from a Participant’s other Accounts and shall be disbursed from the Loan Account. Subject to such ordering rules as the Administrative Committee may adopt, the Participant may specify in the loan request from which Account(s) or Investment Funds the loan amount is to be transferred. The promissory note executed by the Participant shall be deemed deposited in his or her Loan Account.
(d)Principal and interest payments of a Participant’s loan shall be credited initially to such Participant’s Loan Account and shall be transferred as soon as reasonably practicable thereafter to such Participant’s Account. Any loss caused by nonpayment or other default on a Participant’s loan obligations shall be borne solely by such Participant’s Loan Account. Anything contained herein to the contrary notwithstanding, in the event of a default, foreclosure on the promissory note and attainment of security will not occur until a distributable event occurs under the Plan.
(e)The Administrative Committee shall charge a Participant such fees as incurred by the Plan pursuant to agreement with the Trustee and/or Investment Fund.
(f)Loan payments will cease as of the last day a Participant is employed by an Employer; provided, however, that notwithstanding the foregoing, such Participant may elect to repay the outstanding balance of the loan at such time; and provided further, that notwithstanding the foregoing, a Participant whose employment with an Employer terminates in connection with a Disability may continue to repay the loan in accordance with the repayment schedule in effect as of such Participant’s date of termination.
(g)A Participant shall be in default with respect to a loan on the last day of the quarter following the quarter in which a loan repayment was missed.

(h)The Administrative Committee shall establish such rules and procedures with respect to loans pursuant to this Section as it shall from time to time determine.
7.4.Additional Distribution Events. In addition to the other distribution events set forth in this Article VII, a Participant shall be eligible to receive a distribution from the Plan upon the occurrence of any of the following events;
(a)termination of the Plan without the establishment of another defined contribution plan, other than an employee stock ownership plan (as defined in Code Section 4975(e)(7) or Code Section 409) or a simplified employee pension plan as defined in Code Section 408(k): or
(b)a Participant’s severance from employment.
7.5.Disaster Relief. Pursuant to relief provided by the Internal Revenue Service (“IRS”) in guidance published in the Internal Revenue Bulletin, the following rules will apply to a Federally Declared Disaster Participant (defined below):
(a)A distribution will be deemed to be on account of an “immediate and heavy financial need” if the distribution is for any hardship of a Federally Declared Disaster Participant; such hardship need is not limited to the reasons set forth in Sections 7.2(a)-(g).
(b)The post-distribution contribution restrictions set forth in Section 7.2 will not apply to a Federally Declared Disaster Participant, and a Federally Declared Disaster Participant will continue to be eligible to make Salary Reduction Contributions, Roth Contributions and After-Tax Contributions as otherwise provided under the Plan after such Participant’s receipt of a hardship distribution.
(c)To be eligible for the relief under this Section 7.5, any hardship distribution received by a Federally Declared Disaster Participant who is a:
(1)Hurricane Harvey Participant must be made on or after August 23, 2017, and no later than January 31, 2018; and
(2)Hurricane Irma Participant must be made on or after September 4, 2017, and no later than January 31, 2018.
For purposes of this Section 7.5, a ’Federally Declared Disaster Participant’ includes the following:
(d)“Hurricane Harvey Participant” means a Participant adversely affected by Hurricane Harvey whose (x) principal residence or place of employment on August 23, 2017, was located in one of the Texas counties identified for individual assistance by the Federal Emergency Management Agency (“FEMA”) because of the devastation caused by Hurricane Harvey, determined in accordance with IRS Announcement 2017-11; or (y)

whose lineal ascendant or descendant, dependent, or spouse had a principal residence or place of employment in one of these areas defined in (x) above on that date.
(e)“Hurricane Irma Participant” means a Participant adversely affected by Hurricane Irma whose (x) principal residence or place of employment on September 4, 2017, was located in one of the Florida counties identified for individual assistance by FEMA because of the devastation caused by Hurricane Irma, determined in accordance with IRS Announcement 2017-13; or (y) whose lineal ascendant or descendant, dependent, or spouse had a principal residence or place of employment in one of these areas defined in (x) above on that date.
ARTICLE VIII.

DEATH BENEFITS
8.1.Payment of Account Balances. The benefits payable to the Beneficiary of a Participant who dies shall be the sum of the Participant’s vested Account Balances as of the Valuation Date coincident with or immediately preceding the date of payment, and shall be payable within one hundred eighty (180) days of the date the Administrative Committee is given notice of the Participant’s death.
Benefits payable to a Beneficiary under this Article shall be paid in the form of a single, lump sum distribution.
8.2.Beneficiaries. A Participant shall designate one or more Beneficiaries to whom amounts due after the Participant’s death shall be paid. In the event a Participant fails to make such a designation, or in the event that no designated Beneficiary survives the Participant, any amounts due after the Participant’s death shall be paid to the Participant’s Surviving Spouse or if records relating to Beneficiary designations are destroyed or lost, or if there is no Surviving Spouse, to the legal representative of his or her estate. No Beneficiary shall have any right to benefits under the Plan unless he shall survive the Participant. A Beneficiary may disclaim a benefit in accordance with Code Section 2518.
8.3.Qualified Election. If a married Participant designates a Beneficiary other than the Participant’s Spouse as the Participant’s sole, primary Beneficiary, such designation must be in writing and consented to by the Participant’s Spouse. The Spouse’s consent to the waiver must be witnessed by a notary public. Any subsequent change of Beneficiary shall also require such spousal consent. Notwithstanding this consent requirement, if the Participant establishes to the satisfaction of the Administrative Committee that such written consent cannot be obtained because there is no Spouse or the Spouse cannot be located, the election will be deemed effective. In addition, if the Spouse is legally incompetent to give consent, the Spouse’s legal guardian, even if the guardian is the Participant, may give consent. Also, if a Participant is legally separated or has been abandoned (within the meaning of the law of the Participant’s residence) and the Participant has a court order to that effect, spousal consent is not required unless a qualified domestic relations order provides otherwise. Any consent necessary under this provision will be valid only with respect to the Spouse who signs the consent, or in the event of a deemed effective election, the designated Spouse. Additionally, a revocation of a prior waiver may be made by the Participant without the consent of the Spouse at any time before the commencement of benefits. The number of revocations shall not be limited.
ARTICLE IX.

FIDUCIARIES
9.1.Named Fiduciary. The Administrative Committee shall be a “named Fiduciary” of the Plan, as that term is defined in ERISA Section 402(a)(2), with authority to control and manage the operation and administration of the Plan, including the authority to manage and control Plan assets in the manner and to the extent set forth in the Plan. The Administrative Committee shall also be the “administrator” and “plan administrator” with respect to the Plan, as those terms are defined in ERISA Section 3(16)(A) and in Code Section 414(g), respectively.
The Administrative Committee shall be a “named fiduciary” of the Plan, as that term is defined in ERISA Section 402(a)(2), with authority to direct the investment of assets in the Trust and to select Investment Funds and Investment Managers, except to the extent such authority is allocated under the Plan or delegated to an Investment Manager, an insurance company or to the Participants.
The Administrative Committee is the only named fiduciary of the Plan.
9.2.Employment of Advisers. A named fiduciary, and any fiduciary appointed by a named Fiduciary, may employ one or more persons to render advice with regard to any responsibility of such named fiduciary or other Fiduciary under the Plan.
9.3.Multiple Fiduciary Capacities. Any named fiduciary and any other fiduciary may serve in more than one Fiduciary capacity with respect to the Plan.
9.4.Payment of Expenses. Subject to applicable fiduciary requirements, all Plan expenses, including, but not limited to, expenses of the Administrative Committee, the Trustee, any Investment Manager and any insurance company shall be paid by the Trust Fund, provided, however, that the Company may direct an Employer to pay any of such expenses. The Administrative Committee may elect that all transactional costs or charges imposed or incurred (if any) for an Investment Fund shall be charged to the Account of the Participant directing such investment. Transactional costs and charges shall include, but shall not be limited to, charges for the acquisition, sale or exchange of assets, brokerage commissions, service charges and professional fees.
9.5.Indemnification. To the extent not prohibited by state or federal law, the Company or an Affiliate, by the adoption of this Plan or by becoming an Employer therein, agrees to, and shall, indemnify and save harmless any named fiduciary (other than a third-party Trustee) or any other Employee, officer or director of the Company or an Affiliate, from all claims for liability, loss or damage (including payment of expenses in connection with defense against any such claim) that result from any exercise or failure to exercise any responsibilities with respect to the Plan, other than willful misconduct or willful failure to act. The rights of indemnification provided hereunder shall be in addition to any right to which any person concerned may otherwise be entitled by contract or as a matter of law, and shall inure to the benefit of the heirs, executors and administrators of any such person. Each member of the Administrative Committee shall be a third-party beneficiary of this Section 9.5.
ARTICLE X.

PLAN ADMINISTRATION
10.1.The Administrative Committee. The Administrative Committee shall be appointed by the Company and may be removed by the Company. Any member of the Administrative Committee who is an Employee of the Company at the time of his appointment will be considered to have resigned from the Administrative Committee when no longer an Employee. Employees of the Company shall receive no compensation for their services rendered to or as members of the Administrative Committee,
(a)The Administrative Committee shall act by a majority of its members at the time in office and such action may be taken either by a vote at a meeting or in writing without a meeting. However, if less than three (3) members are appointed, the Administrative Committee shall act only upon the unanimous consent of its members. The Administrative Committee may authorize in writing any person to execute any document or documents on its behalf, and any interested person, upon receipt of notice of such authorization directed to it, may thereafter accept and rely upon any document executed by such authorized person until the Administrative Committee shall deliver to such interested person a written revocation of such authorization.
(b)A member of the Administrative Committee who is also a Participant shall not vote or act upon any matter relating to himself.
10.2.Powers and Duties of the Administrative Committee. The Administrative Committee shall have the full discretion and power to construe the Plan and to determine all questions of fact or law or mixed questions of fact or law or interpretation that may arise thereunder as well as the full discretion and power to construe the summary plan description under the Plan, and any such construction or determination shall be conclusively binding upon all persons interested in the Plan. Benefits shall be payable under the Plan only if the Administrative Committee decides in its discretion that the claimant is entitled to them.
(a)The Administrative Committee shall have the power to promulgate such rules and procedures, to maintain or cause to be maintained such records and to issue such forms as it shall deem necessary and proper for the administration of the Plan.
(b)Subject to the terms of the Plan, the Administrative Committee shall determine the time and manner in which all elections authorized by the Plan shall be made or revoked.

(c)The Administrative Committee shall have the power to make and deal with any investment of the Trust in any manner consistent with the Plan that it deems advisable, except assets, if any, subject to the direction and control of Participants as described in Section 10.3 or as otherwise provided in the Plan.
(d)The Administrative Committee shall establish and carry out a funding policy and method consistent with the objectives of the Plan and the requirements of ERISA.
(e)The Administrative Committee shall have the power to select annuity contract providers.
(f)The Administrative Committee shall have the power to direct that assets of the Trust be held in a master trust consisting of assets of plans maintained by the Company or an Affiliate that are qualified under Code Section 401(a).
(g)The Administrative Committee shall have all the rights, powers, duties and obligations granted or imposed upon it elsewhere in the Plan.
(h)The Administrative Committee shall exercise all of its responsibilities in a uniform and nondiscriminatory manner.
10.3.Investment of Accounts.
(a)The Administrative Committee has directed the Trustee to establish Investment Funds for the investment and reinvestment of Plan assets. A Participant may direct the investment of his or her Accounts, subject to the terms of this Section 10.3 and Section 10.4. The Administrative Committee may establish additional Investment Funds or remove an Investment Fund from the Plan from time to time in its sole discretion.
(b)The Company has, in its capacity as settlor of the Plan, directed the Trustee to establish and maintain an Investment Fund (the “Newmark Fund”) that invests primarily in shares of Class A common stock of the Company (“Newmark Stock”).
(c)A Participant who is employed by, or a terminated Participant who is a former employee of, the Company or one of the Company’s subsidiaries may direct the investment of such Participant’s Account and the investment of future Salary Reduction Contributions, Roth Contributions, After-Tax Contributions, Rollover Contributions and Matching Contributions, if applicable, into and out of the Newmark Fund pursuant to Section 10.4.
(d)The Administrative Committee will designate a fiduciary for ensuring that (i) procedures are maintained by the Plan to safeguard the confidentiality of information relating to the purchase, holding and sale of Newmark Stock and the exercise of voting, tender and similar rights with respect to Newmark Stock by Participants, (ii) the procedures described in (i) above are sufficient to maintain confidentiality, except to the extent necessary to comply with federal law or state laws not preempted by ERISA, and (iii) an independent fiduciary is appointed, if and to the extent necessary to satisfy applicable governmental regulations, to carry out activities relating to any situation involving a potential for undue influence upon Participants, with regard to the direct or indirect exercise of shareholder rights.
(e)At the time of distribution pursuant to Article V, a Participant may elect to receive the Newmark Stock attributable to such Participant’s percentage interest in the Newmark Fund either in Newmark Stock or in cash.
(f)Notwithstanding anything contained in the Plan to the contrary, the Administrative Committee may establish procedures which prevent Salary Reduction Contributions, After-Tax Contributions or Account Balances from being directed into or out of the Newmark Fund as may be necessary to ensure compliance with applicable laws, including Federal securities laws.
(g)Effective November 30, 2018 (the “Spin Date”), the Company spun off from BGC. Treatment of the BGC Fund and Participants who were employees on and after November 30, 2018 is addressed in Appendix C.
10.4.Individual Investment Funds. Each Participant, upon commencing or recommencing active participation under Section 3.3 or 3.5, shall, at the time and in the manner prescribed by the Administrative Committee, direct the investment of contributions made on his behalf in any one or more of the available Investment Funds, in whole dollar or whole percentage increments, subject to such limitations as the Administrative Committee may prescribe. Investment directions provided by the Participant shall remain in force until changed or revoked by the Participant issuing such direction.
(a)Each Participant may change his or her investment direction with respect to the investment of his or her future contributions at the time or times prescribed by the Administrative Committee, by making a new election in the manner prescribed by the Administrative Committee, at such time in advance, and in accordance with other procedures and subject to such restrictions as the Administrative Committee or its delegate may prescribe.
(b)Each Participant or Beneficiary of a deceased Participant may elect to transfer all or a portion of his or her interest in any Investment Fund to any other available Investment Fund at the time or times prescribed by the Administrative Committee, by making a transfer election in the manner prescribed by the Administrative Committee, at such time in advance, and in accordance with other procedures and subject to such restrictions as the Administrative Committee or its delegate may prescribe.
(c)The Plan is intended to constitute a plan described in Section 404(c) of ERISA and Title 29 of the Code of Federal Regulations Section 2550.404(c)-1. The Trustee, the Company, the Administrative Committee and any other fiduciary of the Plan are relieved of liability for losses which are the direct and necessary result of investment instructions given by a Participant or Beneficiary.
(d)If the Participant fails to direct one hundred percent (100%) of his or her contributions or a transfer of his Accounts to an Investment Fund, the balance not directed shall be invested in such Investment Fund as the Administrative Committee determines deems to be the most conservative or in such other Investment Fund that the Administrative Committee determines to be a qualified default investment alternative pursuant to Department of Labor regulations or other guidance.
10.5.Valuation of Accounts. The Trustee shall value the Trust Fund and each Investment Fund at fair market value as of each Valuation Date. The Accounts of each Participant shall then be adjusted by apportioning the Investment Fund, including income, as thus revalued, among Participants’ Accounts in proportion to the value of their respective interests in the Investment Fund immediately preceding such revaluation. The “adjusted net worth” of an Investment Fund as of any Valuation Date means the net worth of that Investment Fund as determined by the Trustee in accordance with the provisions of the Trust Agreement,
10.6.Compensation. The Trustee and any Investment Manager or insurance company shall be paid such reasonable compensation, in addition to its expenses, as shall from time to time be agreed upon between the Company’s Board of Directors and the Trustee, Investment Manager or insurance company; provided, however, that no such compensation shall be paid to any person who is an Employee.
10.7.Delegation of Responsibility. The Administrative Committee may designate persons, including persons other than named fiduciaries, to carry out the specified responsibilities of the Administrative Committee and shall not be liable for any act or omission of a person so designated.
10.8.Investment Manager. The Administrative Committee may, by an instrument in writing, appoint one or more persons as an Investment Manager and may, subject to any restrictions upon investment imposed upon the Administrative Committee in respect of investments by ERISA or by any Treasury Department regulation relating to the qualified status of the Trust as tax exempt, delegate to an Investment Manager from time to time the power to manage and control, or to direct the Administrative Committee to manage and control, the investment of any Plan asset. Each person so appointed shall be (i) an investment adviser registered under the Investment Advisers Act of 1940 (“Investment Advisers Act”), (ii) if not registered as an investment advisor under the Investment Advisers Act, by reason of paragraph (1) of Section 203A(a) of the Investment Advisers Act, is registered as an investment adviser under the laws of the state, referred to in such paragraph (1), in which it maintains its principal office and place of business, and at the time the fiduciary has filed the registration form most recently filed by the fiduciary with such state in order to maintain the fiduciary’s registration under the laws of such State, also filed a copy of such form with the Secretary of Labor; (iii) a bank as defined in that Act, or (iv) an insurance company qualified to manage, acquire or dispose of any asset of the Plan under the laws of more than one state.

(a)Each Investment Manager shall acknowledge in writing that it is a fiduciary with respect to the Plan. The Administrative Committee shall enter into an agreement with each Investment Manager specifying the duties and compensation of such Investment Manager and the other terms and conditions under which such Investment Manager shall be retained. The Administrative Committee shall not be liable for any act or omission of any Investment Manager, and shall not be liable for following the advice of any Investment Manager, with respect to any duties delegated to any Investment Manager.
(b)The Administrative Committee shall have the power to determine the Trust assets to be invested pursuant to the direction of a designated Investment Manager and to set investment objectives and guidelines for the Investment Manager.
ARTICLE XI.

APPOINTMENT OF TRUSTEE
11.1.Trustee. The Company shall appoint the Trustee, and may remove the Trustee. The Trustee shall accept its appointment by executing the Trust Agreement.
(a)A Trustee shall be subject to direction by the Administrative Committee or an or an Investment Manager or shall have such discretion with respect to management and control of Plan assets as specified by the Administrative Committee and as set forth in the Trust Agreement. Neither the Administrative Committee nor any other Plan fiduciary shall be liable for any act or omission of any Trustee with respect to any duties delegated to any Trustee.
(b)A Trustee who is also a Participant shall not vote or act upon any matter relating to himself.
ARTICLE XII.

PLAN AMENDMENT OR TERMINATION
12.1.Plan Amendment or Termination. The Company’s governing board (or, to the extent permitted by resolution of such governing board, a duly authorized officer of the Company) shall have the right at any time, and from time to time, to amend the Plan, by an instrument in writing, effective retroactively or otherwise. No such amendment shall have any of the effects specified in Section 12.2.
Notwithstanding the foregoing, the Company’s governing board (or, to the extent permitted by resolution of such governing board, a duly authorized officer of the Company) may not amend any provision of the Plan concerning the Plan’s investment in the Newmark Fund or the purchase of Newmark Stock by the Plan without the written consent of the Board of Directors of the Company (or such committee of the Board of Directors of the Company as it may designate).

In the event that the Company seeks to amend Section 9.5, the Company shall give notice to the members of the Administrative Committee outlining the amendment(s) sought to be made. Each member of the Administrative Committee shall have five (5) business days to consent to the amendment(s). In the event that a member of the Administrative Committee does not reject the amendment(s) by the end of the five (5) business day period, he or she shall be deemed to have consented to the amendment(s). In the event that a member of the Administrative Committee rejects the amendment(s) during the five (5) business day period, he or she may resign from the Administrative Committee and the amendment(s) will take effect after the end of the period. For the avoidance of doubt, the Administrative Committee is explicitly empowered to continue to carry out its duties while a replacement for the resigning member(s) are appointed, notwithstanding any other provisions hereof.
12.2.Limitations on Plan Amendment. No Plan amendment shall:
(a)authorize any part of the Trust Fund to be used for, or diverted to, purposes other than for the exclusive benefit of Participants or their Beneficiaries or defraying the reasonable expenses of administering the Plan;
(b)decrease the accrued benefits of any Participant or his or her Beneficiary under the Plan;
(c)reduce the vested percentage of any Participant;
(d)change the vesting schedule, unless each Participant having not less than three (3) Years of Service is permitted to elect, within a reasonable period specified by the Administrative Committee after the adoption of such amendment, to have his or her vested percentage computed without regard to such amendment; or
(e)eliminate or reduce an early retirement benefit or retirement-type subsidy (as defined in Code Section 411) or an optional form of benefit with respect to service prior to such amendment, except to the extent permitted by law.
The period during which the election under Section 12.2(d) may be made shall commence with the date the amendment is adopted and shall end as of the later of: (1) sixty (60) days after the amendment is adopted; (2) sixty (60) days after the amendment becomes effective; or (3) sixty (60) days after the Participant is issued written notice by the Administrative Committee. Notwithstanding any provision of the Plan to the contrary, any optional form of benefit, vesting schedule or other benefit right or feature that may not be reduced or eliminated pursuant to Code Section 411(d)(6) and regulations and guidance issued thereunder, including any such protected benefit in any plan is merged into the Plan, shall continue to be available in the Plan (but only to the extent required by law).

12.3.Right of the Company to Terminate Plan or Discontinue Contributions. The
Company intends to continue this Plan in effect and to make contributions as herein provided. However, the Company reserves the right to terminate the Plan with respect to its Employees at any time by an instrument in writing delivered to the Administrative Committee and the Trustee, or to completely discontinue its contributions thereto at any time.
12.4.Effect of Partial or Complete Termination or Complete Discontinuance of Contributions. As of the date of a partial termination of the Plan no further contributions or allocations of forfeitures shall he made after such date with respect to each affected Participant.
(a)As of the date of the complete termination of the Plan, or the complete discontinuance of contributions under the Plan:
(1)each Participant who is then an Employee shall become 100% vested in his or her Accounts;
(2)no further contributions or allocations of forfeitures shall be made after such date; and
(3)no Eligible Employee shall become a Participant after such date.
(b)All other provisions of the Plan shall remain in effect unless otherwise amended.
12.5.Bankruptcy. In the event the Company shall at any time be judicially declared bankrupt or insolvent without any provisions being made for the continuation of this Plan, the Plan shall be completely terminated in accordance with Section 12.3.
ARTICLE XIII.

TOP-HEAVY PROVISIONS
13.1.Top-Heavy Plan.
(a)For each Participant who is not a Key Employee (whether or not a former Key Employee), who is employed by an Employer on the last day of the Plan Year and who participates in the Plan, the contribution for that Participant to that plan will satisfy the minimum Top-Heavy contribution. The minimum contribution is described in paragraph (b) of this Section 13.1.
(b)The minimum contribution is 3% of the Participant’s Compensation for the Plan Year, or if less, the highest percentage at which such contributions arc made under the Plan for the Plan Year on behalf of a Key Employee. For purposes of this paragraph (b), all defined contribution plans required to be included in the Aggregation Group are treated as one Plan and Participant deferrals are included in the Compensation of Key Employees. In calculating the minimum contribution, any Participant deferral and any contributions or benefits under Chapter 21 of the Internal Revenue Code (relating to the Federal Insurance Contributions Act), Title II of the Social Security Act, or any other Federal or state law are not counted toward the minimum contribution. Allocated forfeitures will be taken into account for purposes of providing the minimum contribution required by this paragraph (b) on behalf of each Participant who is not a Key Employee.
13.2.Top-Heavy Determination.
(a)If the Plan is not required to be included in an Aggregation Group with other plans, then it is Top-Heavy only if, when considered by itself, it is a Top-Heavy Plan and it is not included in a permissive Aggregation Group that is not a Top-Heavy Group.
(b)If the Plan is required to be included in an Aggregation Group with other plans, it is Top-Heavy only if the Aggregation Group, including any permissively aggregated plans, is Top-Heavy.
(c)If the Plan is not Top-Heavy and is not required to be included in an Aggregation Group, then it is not Top-Heavy even if it is permissively aggregated in an Aggregation Group that is a Top-Heavy Group.
13.3.Calculation of Top-Heavy Ratios.
For any Plan Year, the Plan is Top-Heavy and an Aggregation Group is a Top- Heavy Group if, as of the Determination Date, the sum of the Cumulative Accrued Benefits and the Cumulative Accounts of Employees who are Key Employees for the Plan Year exceeds 60% of a similar sum determined for all Employees, excluding former Key Employees.
13.4.Cumulative Accounts.
(a)Cumulative Account means the sum of the amount of a Participant’s accounts under the Plan or under all defined contribution plans included in an Aggregation Group (for aggregated plans) determined as of the Determination Date, increased by any contributions due before the Determination Date.
(b)Cumulative Accrued Benefit means the sum of the present value of a Participant’s accrued benefits under a defined benefit plan (for an unaggregated plan) or under all defined benefit plans included in an Aggregation Group (for aggregated plans), determined under the actuarial assumptions set forth in that plan or plans, as of the most recent plan valuation date within a 12-month period ending on the Determination Date as if the Participant voluntarily terminated service as of such valuation date.
(c)Accounts and benefits are calculated by including all amounts attributable to both Employer and Employee contributions.
(d)Accounts and benefits are increased by the aggregate distributions during the one-year period ending on the Determination Date made with respect to a Participant under the plan or plans as the case may be, or under a terminated plan that if it had not been terminated, would have been required to be included in the Aggregation Group, In the case of a distribution made for a reason other than a severance from employment, death or disability, this paragraph (d) shall be applied by substituting “five-year period” for “one-year period.”
13.5.Additional Definitions.
For purposes of this Article XIII, the following definitions apply:
(a)Aggregation Group means a plan or group of plans that includes all plans maintained by any Participating Company in which a Key Employee is a Participant or that enables any plan in which a Key Employee is a Participant to meet the requirements of Section 401(a)(4) or Section 410 of the Internal Revenue Code, as well as all other plans selected by any Employer for permissive aggregation, the inclusion of which would not prevent the group of plans from continuing to meet the requirements of those sections.
(b)Compensation means compensation within the meaning of Section 415(c)(3) of the Internal Revenue Code, including any elective deferral (as defined in Section 402(g)(3) of the Internal Revenue Code) and any amount that is contributed or deferred by an Employer at the election of the Employee and that is not includible in the gross income of the Employee by reason of Section 125, 132(f)(4) or 457 of the Internal Revenue Code.
The annual Compensation of each Employee taken into account under the Plan for any Plan Year may not exceed the limitation set forth in Section 401 (a)(17) of the Code. If a Plan Year is shorter than 12 months, the Code Section 401 (a)(17) limitation will be multiplied by a fraction, the numerator of which is the number of months in the Plan Year and the denominator of which is twelve.
(c)Determination Date means the last day of the preceding Plan Year, or for the first Plan Year of the Plan, the first day of that Plan Year.
(d)Employer means any corporation which contributes to this Plan and any member of a controlled group or group of trades or businesses under common control (as defined in Sections 414(b) or (c) of the Internal Revenue Code) or any member of an affiliated service group (as defined in Section 414(m) of the Internal Revenue Code) to which any Participating Company belongs.
(e)Key Employee means any Employee or former Employee (including a deceased Employee) if, during the Plan Year in question he or she is or was:
(1)an officer of any Employer having annual Compensation greater than $185,000 (as adjusted under Section 416(i)(l)) of the Code;
(2)a 5% owner (as described in Section 416(i)(2)(B)(i) of the Code) of any Employer; or

(3)a 1% owner (as described in Section 416(i)(l)(B)(ii) of the Code) of any Employer having annual Compensation of more than $150,000.
For purposes of clause (1), employees described in Section 414(q)(8) of the Code are excluded and no more than 50 (or if less, the greater of three) or 10% of the employees are treated as officers. The term Key Employee includes a beneficiary of a Key Employee.
The determination period is the Plan Year containing the Determination Date and the four preceding Plan Years. The determination of who is a Key Employee will be made in accordance with Section 416(i)(l) of the Internal Revenue Code and the regulations thereunder.
13.6.Discontinuance of Article. In the event that any provisions of this Article are no longer required to qualify the Plan under the Code, then such provisions shall thereupon be void without the necessity of further amendment of the Plan.
ARTICLE XIV.

MISCELLANEOUS PROVISIONS
14.1.Exclusive Benefit of Participants. Notwithstanding anything in the Plan to the contrary, it shall be prohibited at any time for any part of the Trust Fund (other than such part as is required to pay expenses) to be used for, or diverted to, purposes other than for the exclusive benefit of Participants or their Beneficiaries, except that, upon the direction of the Administrative Committee:
(a)Any contribution made by an Employer by a mistake of fact shall be returned within one (1) year after the payment of the contribution;
(b)Any contribution made by an Employer shall be returned within one year after the denial of initial qualification of the Plan under Code Section 401(a); and
(c)Any contribution made by an Employer shall be returned to the extent disallowed as a deduction under Code Section 404 within one (1) year after the disallowance of the deduction. With respect to Section 14.1(a) and 14.1(c), the amounts recovered shall be reduced by the amount of any losses attributable thereto, but shall not be increased by the amount of any earnings attributable thereto.
14.2.Plan Not a Contract of Employment. The Plan is not a contract of employment, and the terms of Employment of any Employee shall not be affected in any way by the Plan or related instruments except as specifically provided therein.
14.3.Source of Benefits. Benefits under the Plan shall be paid or provided for solely from the Trust, and the Employers assume no liability therefor.

14.4.Benefits Not Assignable. Benefits provided under the Plan may not, to the extent permissible by law be assigned or alienated either voluntarily or involuntarily, but nothing contained herein shall preclude a Participant’s pledging his or her Salary Reduction Account as security for a loan. The preceding shall also apply to the creation, assignment, or recognition of a right to any benefit payable with respect to a Participant pursuant to a domestic relations order, unless such order is determined to be a qualified domestic relations order, as defined in Code Section 414(p), or any domestic relations order entered before January 1, 1985.
Any other provisions of the Plan to the contrary notwithstanding, the Administrative Committee shall have all powers necessary with respect to the Plan for the proper operation of Code Section 414(p) with respect to qualified domestic relations orders (or domestic relations orders treated as such). With respect to any qualified domestic relations order relating to the Plan, the Administrative Committee shall permit distribution to an alternate payee under such order at any time, irrespective of whether the Participant has attained his or her ‘earliest retirement age’ (within the meaning of Code Section 414(p)(4)(B)) under the Plan, if the qualified domestic relations order authorizes such a distribution.
Notwithstanding the foregoing, a Participant’s benefits under the Plan shall be offset against an amount that the Participant is ordered or required to pay to the Plan if:
(a)the order or requirement to pay arises (1) under a judgment of conviction for a crime involving the Plan, (2) under a civil judgment (including a consent order or decree) entered by a court in an action brought in connection with a violation (or alleged violation) of part 4 of subtitle B of title I of ERISA, or (3) pursuant to a settlement agreement between the Participant and cither the Secretary of Labor or the Pension Benefit Guaranty Corporation, in connection with a violation (or alleged violation) of part 4 of subtitle B of title I of ERISA by a fiduciary or any other person;
(b)the judgment, order, decree or settlement agreement is entered into, on or after August 5, 1997; and
(c)the judgment, order, decree or settlement agreement expressly provides for the offset of all or part of the amount ordered or required to be paid to the Plan against the Participant’s benefits provided under the Plan.
14.5.Claims Procedure. A claim for a Plan benefit shall be deemed filed when the Administrative Committee receives a written communication made by a Participant or Beneficiary, or the authorized representative of either (the ‘claimant’). If the Administrative Committee wholly or partially denies a claim, the Administrative Committee shall give written notice of such denial to the claimant within 90 days (45 days for claims related to determinations of Disability by Former Newmark Plan Participants, as defined in Appendix A) after the Administrative Committee receives the claim, provided that if there are special circumstances, the Administrative Committee may extend the period for up to 90 additional days if written notice of the extension is provided to the claimant prior to the expiration of the initial 90-day period. Notwithstanding the foregoing, for claims related to determinations of Disability by Former Newmark Plan Participants, the Administrative Committee may extend the initial 45-day period twice, by 30 days each time, if the Administrative Committee determines that each extension is necessary due to matters beyond the Plan’s control and the Administrative Committee notifies the claimant of such circumstances and the date by which the Administrative Committee expects to render a decision in advance of the expiration of the period. In the case of any extension for claims related to determinations of Disability by Former Newmark Plan Participants, the notice of extension shall specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues, and the claimant shall be afforded at least 45 days within which to provide the specified information.
Any notice of claim denial shall set forth, in a manner calculated to be understood by the claimant: (1) the specific reason or reasons for the denial; (2) specific reference to pertinent Plan provisions on which the denial is based; (3) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary; and (4) an explanation of the Plan’s claim review procedure; and (5) a statement advising such Participant or Beneficiary of his or her right to bring a civil action under Section 502(a) of ERISA following a denial of claim and that he or she is entitled to receive, upon request and free of charge, reasonable access to copies of all documents, records and other information relevant to the claim. For claims related to determinations of Disability by Former Newmark Plan Participants, if the denial is based on a lack of medical necessity or because of an experimental, investigational, or unproven treatment or similar exclusion, the notice of claim denial shall also set forth an explanation of the scientific or clinical judgment for the claim determination, applying the terms of the Plan to the claimant’s circumstances (or a statement that an explanation shall be provided free of charge upon request). For claims related to determinations of Disability under the Plan filed by Former Newmark Plan Participants, on or after April 2, 2018 (‘New Disability Claims’), such notice shall also include: (i) a statement that, upon request and free of charge, the claimant shall be provided reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim; (ii) either the specific internal rules, guidelines, protocols, standards, or other similar criteria relied upon in making the claim determination, or a statement that such rules, guidelines, protocols, standards, or similar criteria do not exist; and (iii) if applicable, a discussion of the decision, including the basis for disagreeing with or not following (A) the views of health care professionals treating the Participant and vocational professionals who evaluated the Participant that were provided by the claimant, (B) the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the claim denial, without regard to whether the advice was relied upon in making the denial, and (C) a disability determination regarding the Participant made by the Social Security Administration if provided by the claimant
Within 90 days (180 days for claims related to determinations of Disability by Former Newmark Plan Participants) from the receipt of the notice of denial, a claimant may appeal such denial to the Administrative Committee for a full and fair review. The review shall be instituted by the filing of a written request for review by the claimant or his or her authorized representative within the applicable period stated above. A request for review shall be deemed filed as of the date the Administrative Committee receives such written request. The claimant or his or her authorized representative shall have the right to review all pertinent documents, may submit issues and comments in writing and may do such other appropriate things as the Administrative Committee may allow. The Committee shall consider all comments, documents, and other information submitted by the Participant or Beneficiary, without regard to whether such information was submitted or considered in the initial determination. The Administrative Committee shall make its decision on the appealed claim not later than 60 days (45 days for claims related to determinations of Disability by Former Newmark Plan Participants) after it receives the request for review; unless special circumstances, such as the need to hold a hearing, require an extension of time, in which case, the Administrative Committee shall render a decision not later than 120 days (90 days for claims related to determinations of Disability by Former Newmark Plan Participants) after it receives a request for review, which decision shall be final and binding on such claimant. The Administrative Committee will notify the Participant or Beneficiary of the need and reasons for the extension prior to the expiration of the 60-day period (the 45-day period for claims related to determinations of Disability by Former Newmark Plan Participants).
The decision on review shall set forth specific reasons for the decision, shall be written in a manner calculated to be understood by the claimant containing the following information: the specific reason(s) for the denial; a specific reference to pertinent Plan provisions on which the denial is based; a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents and other information relevant to the claim; and a statement of the claimant’s right to bring suit under Section 502(a) of ERISA (including for New Disability Claims, the applicable time limits for doing so and the calendar date on which the time limit expires); and, for claims related to determinations of Disability by Former Newmark Plan Participants, if the denial is based on a lack of medical necessity or because of an experimental, investigational, or unproven treatment or similar exclusion, an explanation of the scientific or clinical judgment for the adverse benefit determination, applying the terms of the Plan to the claimant’s circumstances (or a statement that an explanation shall be provided free of charge upon request). For New Disability Claims, such notice shall also include: (i) either the specific internal rules, guidelines, protocols, standards, or other similar criteria relied upon in making the benefits determination, or a statement that such rules, guidelines, protocols, standards, or similar criteria do not exist; and (ii) if applicable, a discussion of the decision, including the basis for disagreeing with or not following (A) the views of health care professionals treating the Participant and vocation professionals who evaluated the Participant that were provided by the claimant, (B) the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the claim denial, without regard to whether the advice was relied upon in making the denial, and (C) a disability determination regarding the Participant made by the Social Security Administration if provided by the claimant.
For claims related to determinations of Disability by Former Newmark Plan Participants, the following rules shall also apply: (i) the claim review shall be made by a person different from the person who made the initial determination, and such person will not be the original decision-maker’s subordinate or afford deference to the initial claim denial; (ii) in the case of a claim denied on the grounds of a medical judgment, the Plan Administrator will consult with a health care professional with appropriate training and experience; (iii) the health care professional who is consulted on appeal shall not be the individual who was consulted during the initial determination or a subordinate of such person; (iv) if the advice of a medical or vocational expert was obtained by the Plan in connection with the denial of a claim, the Administrative Committee shall provide the claimant with the names of each such expert, regardless of whether the advice was relied upon. Effective for New Disability Claims, before the Administrative Committee may issue a denial on appeal, the Administrative Committee will provide the claimant, free of charge, with any new or additional evidence that was considered, relied upon, or generated in connection with the claim. Before the Administrative Committee may issue a denial on appeal based on such new or additional rationale, the Administrative Committee will provide the claimant, free of charge, with such rationale. The Administrative Committee will provide such evidence or rationale, as applicable, as soon as possible and sufficiently in advance of the date by which a response to the claimant’s appeal must be provided (as described above) in order to provide the claimant with a reasonable opportunity to respond prior to that date.
Upon exhausting the claims procedure herein, a Participant has the right to bring a civil action in federal court challenging the final decision of the Administrative Committee related to such Participant’s claim for a Plan benefit. Any civil action brought in federal court must be filed by no later than one year after the date listed on the latest notice that such Participant received stating that his or her claim for benefits under the Plan was denied by the Administrative Committee.
These claims procedures will be administered and interpreted in a manner consistent with the requirements of Section 503 of ERISA and the regulations thereunder. Any electronic notices provided by the Administrative Committee will comply with regulations issued by the Department of Labor. All claims determinations made by the Administrative Committee will be made in accordance with the provisions of this Article 11, and will be applied consistently to similarly situated claimants. The Administrative Committee will ensure that all claims and appeals are adjudicated in a manner designed to ensure the independence and impartiality of the persons involved in making the decision.
14.6.Income Tax Withholding. The Administrative Committee may direct that such amounts be withheld from any payment due under this Plan as required to conform with applicable income tax law.
14.7.Benefits Payable to Minors, Incompetents and Others. In the event any benefit is payable to a minor or an incompetent or to a person otherwise under a legal disability, or who, in the sole discretion of the Administrative Committee, is by reason of advanced age, illness or other physical or mental incapacity incapable of handling and disposing of his or her property, or otherwise is in such position or condition that the Administrative Committee believes that he could not utilize the benefit for his or her support or welfare, the Administrative Committee shall have discretion to apply the whole or any part of such benefit directly to the care, comfort, maintenance, support, education or use of such person, or pay the whole or any part of such benefit to the parent of such person, the guardian, committee, conservator or other legal representative, wherever appointed, of such person, the person with whom such person is residing, or to any other person having the care and control of such person. The receipt by any such person to whom any such payment on behalf of any Participant or Beneficiary is made shall be a sufficient discharge therefor.
14.8.Merger or Transfer of Assets. The merger or consolidation of an Employer with any other person, or the transfer of the assets of an Employer to any other person, or the merger of the Plan with any other plan shall not constitute a termination of the Plan.
The Plan may not merge or consolidate with, or transfer any assets or liabilities to, any other plan, unless each Participant would (if the Plan then terminated) receive a benefit immediately after the merger, consolidation or transfer that is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation or transfer (if the Plan had then terminated). Subject to the foregoing, the Company reserves the right at any time and from time to time to merge or consolidate the Plan with, or to transfer any assets or liabilities to, or accept a transfer of any assets or liabilities from, any other plan.
14.9.Intentionally Omitted
14.10.Participation in the Plan by an Affiliate. With the consent of the Company, any Affiliate, may become an Employer under, the Plan. Such Affiliate shall determine the classes of its Employees who shall be Eligible Employees and the amount of its contribution to the Plan, if any, on behalf of such Employees.
(a)With the consent of the Company, an Employer, by appropriate action, may terminate its participation in the Plan.
(b)With the consent of the Company, an Employer, by appropriate action, may withdraw from the Plan and the Trust. Such withdrawal shall be deemed an adoption by such Employer of a plan and trust identical to the Plan and the Trust, except that all references to the Company shall be deemed to refer to such Employer. At such time and in such manner as the Administrative Committee directs, the assets of the Trust allocable to Employees of such Employer shall be transferred to the trust deemed adopted by such Employer.
(c)An Employer shall have no power with respect to the Plan except as specifically provided herein.
14.11.Gender and Number. As used in this Plan, masculine pronouns shall include the feminine or vice versa, singular pronouns shall include the plural or vice versa and any reference to an Article, Section or Paragraph shall mean the Article, Section or Paragraph so delineated in this Plan.
14.12.Headings. The headings or articles are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

14.13.Controlling Law. The Plan is intended to qualify under Code Section 401(a) and to comply with ERISA, and its terms shall be interpreted accordingly. If any Plan provision is subject to more than one construction, the ambiguity will be resolved in favor of that interpretation or construction that is consistent with that intent. Similarly, in the event of any conflict between any provisions of the Plan or between any Plan provision and Beneficiary designation form or other form submitted to the Administrative Committee, the Plan provisions necessary to retain qualified status under Code Section 401(a) shall govern. Otherwise, to the extent not preempted by ERISA or as expressly provided herein, the laws of the State of New York (other than its conflict of laws provisions) shall control the interpretation and performance of the terms of the Plan.
14.14.Conditional Adoption. Anything in the foregoing to the contrary notwithstanding, the Plan has been adopted on the express condition that it will be considered by the Internal Revenue Service as qualifying under the provisions of Code Section 401(a) and the Trust qualifying for exemption from taxation under Code Section 501(a). If the Internal Revenue Service determines that the Plan or Trust does not so qualify initially, the Plan shall be amended or terminated as decided by the Company, provided, however, that notwithstanding the foregoing, with respect to other than the initial qualification, the Company shall not be able to recover any contributions to the Plan.
ARTICLE XV.

MULTIPLE EMPLOYER PROVISIONS
15.1.Adoption of the Plan. With the consent of the governing board of the Company, any other corporation or entity that is not an Affiliate may adopt this Plan for the benefit of its employees and become a Participating Employer hereunder. For purposes of the adoption of and participation in the Plan by Participating Employers, an “Employee” shall be deemed to include an employee of a Participating Employer. All assets shall either be held within the Trust, or a Participating Employer may maintain a separate trust attributable to its portion of Plan assets. Separate accounting shall be maintained for the Accounts of Employees of each Participating Employer.
15.2.Service. For purposes of vesting, eligibility to participate in the Plan, and determining eligibility for allocation of Participating Employer contributions, an Employee shall be credited with all service with the Company, its Affiliates or any Participating Employer on or after the effective date of the Participating Employer’s adoption of the Plan. Pre-adoption service with a Participating Employer may be credited in accordance with the terms of the adoption agreement.
15.3.Plan Contributions. All contributions made by a Participating Employer, as provided for in this Plan and unless modified by the terms of an adoption agreement, shall be determined separately by each Participating Employer. Any forfeiture by an Employee of a Participating Employer pursuant to Section 4.4 during each Plan Year shall be utilized in accordance with Section 4.4 only for the exclusive benefit of the Employees of such Participating

Employer in accordance with the provisions of this Plan, unless modified by the terms of the adoption agreement.
15.4.Transferring Employees. The Administrative Committee shall adopt equitable procedures whereby contributions and forfeitures are equitably allocated in the case of Employees transferring from the employment of one Participating Employer to another Participating Employer, or from the employment of a Participating Employer to the Company or an Affiliate and vice versa. Similarly, rules shall be adopted whereby Account records may be transferred from the records of one Participating Employer to another Participating Employer or from the records of a Participating Employer to the Company or an Affiliate and vice versa.
15.5.Delegation of Authority. Each Participating Employer shall be deemed to have appointed the Company as its agent to act on its behalf in all matters relating to the administration, amendment, and termination of the Plan and the investment of the assets of the Plan (the “Agent Duties”). Other than with respect to the Agent Duties, unless the context of the Plan clearly indicates the contrary, the word “Company” shall be deemed to include each Participating Employer as related to its adoption of and participation in the Plan.
15.6.Termination. Any termination of the Plan or discontinuance of contributions by any one Participating Employer shall operate with regard only to the Participants employed by that Participating Employer. All Employees affected thereby shall have a one hundred percent (100%) nonforfeitable interest in their Accounts.
In the event any Participating Employer terminates its participation in this Plan, or in the event that such Participating Employer shall cease to exist through sale, reorganization, or bankruptcy, the Trust shall be allocated by the Trustee, in accordance with the direction of the Administrative Committee, into separate Trusts. The amount to be allocated to the Trust of the terminating Participating Employer shall be equal to the value of the Account balances of its Participants as of the most recent Valuation Date.
IN WITNESS WHEREOF, NEWMARK GROUP, INC. has caused this amendment and restatement of the Plan to be adopted effective as of November 1, 2020.

NEWMARK GROUP, INC.

By: /s/ Michael Rispoli
Michael Rispoli
Chief Financial Officer

Date: October 23, 2020

APPENDIX A
NEWMARK PLAN PARTICIPANTS
1.     Newmark.
(a)Merger. Effective December 31, 2011 (the “Newmark Plan Merger Date”) the Newmark & Company Real Estate, Inc. 401k Plan (the “Original Newmark Plan”) was merged into the Plan. This Appendix A applies to any individual (a “Former Newmark Plan Participant” who formerly participated in the Original Newmark Plan and whose account balance was transferred to this Plan effective as of the Newmark Plan Merger Date.
(b)Transferred Accounts. A Former Newmark Plan Participant’s transferred accounts from the Original Newmark Plan (“Original Newmark Accounts”) shall be comprised of the following subaccounts: Newmark Pre-Tax Deferral Account, Newmark Roth Contribution Account, Newmark Matching Contribution Account, Newmark Rollover Account, Newmark GMS/FAC Matching Contribution Account, and Newmark GMS/FAC Profit-Sharing Account. Except as provided in this Appendix A, each subaccount shall be subject to the provisions of the core Plan applicable to that money type (for example, the Newmark Roth Contribution Account shall be subject to the core Plan provisions that apply to the Roth Contribution Account). The Newmark GMS/FAC Profit-Sharing Account shall be subject to the provisions of the core Plan applicable to Matching Contributions.
(c)Meaning of “Disability”. For purposes of applying Section 7.2 of the Plan to a Former Newmark Plan Participant’s Original Newmark Accounts, in addition to the circumstances described in the definition of “Disability” in Article I of the core Plan, a “Disability” shall include the inability to engage in any substantial, gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.
(d)Carryover of Elections. A Former Newmark Plan Participant’s pre-tax deferral election, Roth election, as applicable, in effect under the Original Newmark Plan as of the Newmark Plan Merger Date continued under this Plan as of January 1, 2012, until the Former Newmark Plan Participant made an election under the Prior Plan or this Plan. A Former Newmark Plan Participant’s beneficiary designation in effect under the Original Newmark Plan as of the Newmark Plan Merger Date continued to constitute such Participant’s Beneficiary designation under this Plan on and after January 1, 2012, until a valid new election was made under the Prior Plan or this Plan.
(e)Vesting.

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(i)A Participant’s Newmark Pre-Tax Deferral Account, Newmark Roth Contribution Account, Newmark Rollover Account, Newmark GMS/FAC Matching Contribution Account, and Newmark GMS/FAC Profit-Sharing Account are fully vested.
(ii)For purposes of determining the vested percentage of a Participant’s Newmark Matching Contribution Account, (i) the Participant shall be credited as of January 1, 2012 with the years of vesting service the Participant had accrued under the Newmark Plan as of the Newmark Merger Date and shall also be credited with any Years of Service (as defined in the core Plan) accrued after December 31, 2011, and (ii) the vested percentage shall be determined by applying the following schedule:
Years of Service Vested Percentage

Less than 2	0%
2	20%
3	40%
4	60%
5	80%
6 or more	100%

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APPENDIX B
CLIENT-SITE AGREEMENTS
AND MATCHING CONTRIBUTION FORMULAS

Eff. Date	Client	Vesting	Matching Contribution Formula
April 1, 2013	Aetna	100% vested	100% of first 3% of Client-Site Compensation Deferred
January 1, 2012	Panasonic	100% vested	50% of first 6% of Client-Site Compensation Deferred

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APPENDIX C
NEWMARK SPIN-OFF
1. Corporate Spin-off. As a result of the spin-off, on the Spin Date (as defined in Section 10.3(g)) each share of BGC stock in the BGC Fund received a certain number of shares of Newmark Stock as a dividend. Effective on the Spin Date, the Prior Plan established an investment fund to hold the Newmark stock. Also effective on the Spin Date, the Company became a Participating Employer in the Prior Plan pursuant to Section 15.1 of the Prior Plan.

2. Definitions.
(a)    For purposes of this Appendix C, the term “BGC Participants” shall refer to all Participants in the Prior Plan that, on and after the Spin Date, were employed by BGC, Cantor Fitzgerald, L.P., or any other of their affiliates (other than the Company or one of the Company’s subsidiaries) that had adopted the Prior Plan.
(b)    For purposes of this Appendix C, the term “Newmark Participants” shall refer to all Participants in the Prior Plan that, on and after the Spin Date, were employed by the Company or any subsidiary or related company of the Company that is a Participating Employer in the Plan.
(c)    For purposes of this Appendix C, the term “BGC/Newmark Participants” shall refer to all Participants in the Prior Plan that, on or after the Spin Date, were employed by the Company or one of its subsidiaries, as well as by BGC, Cantor Fitzgerald, L.P. or any other of their affiliates (other than the Company or one of the Company’s subsidiaries) that has adopted the Prior Plan for the same period of employment.
3. Newmark Fund. Effective as of the Spin Date, the Prior Plan maintained an investment fund known as the Newmark Fund, which held the Newmark Stock received by the Plan in the spin-off of the Company from BGC. Each Participant in the Prior Plan who was invested in the BGC Fund on the Spin Date had an interest in the Newmark Fund based upon his or her relative investment in the BGC Fund on the Spin Date. In the Prior Plan, the Newmark Fund was frozen to new investments. Each Participant in the Prior Plan with an interest in the Newmark Fund had the right to liquidate his or her investment in the Newmark Fund pursuant to the rules and procedures established by the Administrative Committee under Section 10.4, but no new investments shall be made in the Newmark Fund. No dividends paid on the Newmark Stock in the Newmark Fund may be reinvested in additional interests in the Newmark Fund; such dividends will be invested in the qualified default investment fund identified pursuant to Section 10.4(d).

4. Newmark Participants.

(a)    Newmark Participants continued to participate in the Prior Plan on and after the Spin Date, but they were no longer entitled to invest contributions in the BGC Fund. With respect to Newmark Participants, no dividends paid on the BGC stock in the BGC Fund after the

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Spin Date were reinvested in additional interests in the BGC Fund; such dividends were invested in the qualified default investment fund identified in the Prior Plan.
(b)    For Newmark Participants who directed some or all of their contributions to the Prior Plan to be invested in the BGC Fund, those contributions to the Prior Plan on and after the Spin Date were invested in the qualified default investment fund identified in the Prior Plan, until such time as the Participant modified his or her investment direction pursuant to the rules of the Prior Plan.
(c)    As of November 1, 2020, assets and liabilities equal to the aggregate Account Balances of Newmark Participants were spun-off from the Prior Plan and transferred to this Plan. Effective as of November 1, 2020, Newmark Participants ceased to participate in the Prior Plan.
(d)    Beginning on November 1, 2020 (the “Newmark BGC Sunset Date”), the Trustee of the Prior Plan liquidated all assets of Newmark Participants in the BGC Fund. The proceeds of the liquidation of the assets of Newmark Participants in the BGC Fund were allocated on a pro rata basis, to the Accounts of Newmark Participants who were invested in the Newmark Fund immediately prior to the Newmark BGC Sunset Date, based upon each Participant’s relative investment in the Newmark Fund immediately prior to the Newmark BGC Sunset Date. All proceeds were invested in the qualified default investment fund identified in the Prior Plan.
5. BGC/Newmark Participants.

(a)     BGC/Newmark Participants continued to participate in the Prior Plan on and after the Spin Date.
(b)    After the Spin Date, BGC/Newmark Participants could continue to direct the investment of some or all of their contributions to the Prior Plan into the BGC Fund.
(c)    Effective November 1, 2020, the portion of the BGC/Newmark Participants’ Accounts in the Prior Plan invested in the Newmark Fund was transferred to the Plan.
(d)    The BGC/Newmark Participants were not entitled to invest additional amounts in the Newmark Fund in the Prior Plan.

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